Exhibit 99.3

Par Pharmaceutical Holdings, Inc.

Condensed consolidated balance sheets

(In thousands, except share and par value per share data)

(Unaudited)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$185,880	$244,440
Accounts receivable, net	73,833	158,732
Inventories	166,761	154,687
Prepaid expenses and other current assets	26,076	28,255
Deferred income tax assets	68,057	66,936

Total current assets	520,607	653,050
Property, plant and equipment, net	223,748	217,314
Intangible assets, net	1,006,177	1,040,753
Goodwill	1,036,958	1,012,108
Other assets	88,445	83,909

Total assets	$2,875,935	$3,007,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$18,753	$14,503
Accounts payable	81,793	79,987
Payables due to distribution agreement partners	44,818	53,213
Accrued salaries and employee benefits	17,517	32,246
Accrued government pricing liabilities	23,942	42,647
Accrued legal fees	12,839	4,864
Accrued interest payable	16,563	7,529
Accrued expenses and other current liabilities	19,556	42,815

Total current liabilities	235,781	277,804
Long-term liabilities	21,910	17,004
Non-current deferred tax liabilities	228,272	242,177
Long-term debt, less current portion	2,318,510	1,904,069
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value per share, 900,000,000 shares authorized 2015 and 2014; 784,251,980 and 784,335,270 issued and outstanding in 2015 and 2014, respectively	784	784
Additional paid-in capital	323,828	835,880
Accumulated deficit	(245,809)	(266,094)
Accumulated other comprehensive loss	(5,380)	(3,648)
Treasury stock	(1,961)	(842)

Total stockholders’ equity	71,462	566,080

Total liabilities and stockholders’ equity	$2,875,935	$3,007,134

The accompanying notes are an integral part of these condensed consolidated financial statements.

Par Pharmaceutical Holdings, Inc.

Condensed consolidated statements of operations

(In thousands)

(Unaudited)

	Three months ended
	March 31,	March 31,
	2015	2014
Revenues:
Net product sales	$353,119	$282,833
Other product related revenues	6,125	6,251

Total revenues	359,244	289,084
Cost of goods sold, excluding amortization expense	165,379	150,668
Amortization expense	48,792	44,102

Total cost of goods sold	214,171	194,770

Gross margin	145,073	94,314
Operating expenses:
Research and development	26,850	34,624
Selling, general and administrative	56,386	50,941
Intangible asset impairment	—	41,758
Settlements and loss contingencies, net	(25)	—
Restructuring costs	363	1,146

Total operating expenses	83,574	128,469

Operating income (loss)	61,499	(34,155)

Interest income	17	14
Interest expense	(29,511)	(25,467)
Loss on debt extinguishment	—	(3,989)

Income (loss) before provision (benefit) for income taxes	32,005	(63,597)

Provision (benefit) for income taxes	11,720	(24,232)

Net income (loss)	$20,285	$(39,365)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Par Pharmaceutical Holdings, Inc.

Condensed consolidated statements of comprehensive income (loss)

(In thousands)

(Unaudited)

	Three months ended
	March 31,	March 31,
	2015	2014
Net income (loss)	$20,285	$(39,365)
Other comprehensive loss, net of tax:
Unrealized loss on marketable securities, net of tax	—	(6)
Unrealized loss on cash flow hedges, net of tax	(2,666)	(1,212)
Less: reclassification adjustment for realized losses included in net income (loss), net of tax	934	635

Other comprehensive loss	(1,732)	(583)

Comprehensive income (loss)	$18,553	$(39,948)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Par Pharmaceutical Holdings, Inc.

Condensed consolidated statements of cash flows

(In thousands)

(Unaudited)

	Three months ended
	March 31,	March 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$20,285	$(39,365)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income taxes	(14,539)	(28,036)
Depreciation and amortization	57,082	50,663
Non-cash interest expense	2,742	2,686
Cost of goods on acquired inventory step up	—	2,986
Intangible asset impairment	—	41,758
Allowances against accounts receivable	(14,175)	13,520
Share-based compensation expense	5,213	942
Loss on debt extinguishment	—	3,989
Other, net	109	(53)
Changes in assets and liabilities:
Decrease in accounts receivable	99,373	41,997
Increase in inventories	(11,443)	(20,984)
Decrease (increase) in prepaid expenses and other assets	3,455	(1,343)
(Decrease) increase in accounts payable, accrued expenses and other liabilities	(36,733)	36,386
Decrease in payables due to distribution agreement partners	(8,395)	(12,102)
Decrease in income taxes receivable/payable	(2,767)	(3,905)

Net cash provided by operating activities	100,207	89,139
Cash flows from investing activities:
Capital expenditures	(8,492)	(13,212)
Business acquisitions, net of cash acquired	(34,793)	(478,647)
Purchases of intangibles	(8,000)	—
Proceeds from available for sale marketable debt securities	—	1,000

Net cash used in investing activities	(51,285)	(490,859)
Cash flows from financing activities:
Proceeds from debt	422,875	525,541
Payments of debt	(4,688)	(140,191)
Proceeds from equity contributions	416	110,000
Debt issuance costs	(6,069)	(3,150)
Cash dividend paid	(494,300)	—
Dividend-equivalent payments to Holdings stock option holders, net of tax	(23,367)	—
Costs for issuance of capital	(1,217)	—
Stock-based compensation plan settlements	(13)	—
Purchase of treasury stock	(1,119)	—

Net cash (used in) provided by financing activities	(107,482)	492,200
Net (decrease) increase in cash and cash equivalents	(58,560)	90,480
Cash and cash equivalents at beginning of period	244,440	130,080

Cash and cash equivalents at end of period	$185,880	$220,560

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes, net	$15,829	$7,721

Interest paid	$17,735	$13,631

Non-cash transactions:
Capital expenditures incurred but not yet paid	$556	$731

The accompanying notes are an integral part of these condensed consolidated financial statements.

Par Pharmaceutical Holdings, Inc.

Notes to condensed consolidated financial statements

March 31, 2015

(Unaudited)

Par Pharmaceutical Holdings, Inc., (“Holdings”), formerly known as Sky Growth Holdings Corporation, formed July 12, 2012, operates primarily through its indirect, wholly owned domestic subsidiaries Par Pharmaceutical Companies, Inc. (“PPCI”), issuer of the outstanding public debt and Par Pharmaceutical Inc. (collectively with Holdings and PPCI, referred to herein as “the Company,” “we,” “our,” or “us”). PPCI was the holding company prior to the Merger. Prior to the Merger, we conducted our operations through the subsidiaries of PPCI and we continue to do so subsequent to the Merger. After the Merger, consolidated PPCI and consolidated Holdings have the same financial statements, excluding merger-related costs that were recorded on the books and records of Holdings. On March 4, 2015, Sky Growth Holdings Corporation changed its name to Par Pharmaceutical Holdings, Inc. The Company operates in two business segments or divisions. The generic products division, Par Pharmaceutical (“Par”), develops (including through third party development arrangements and product acquisitions), manufactures and distributes generic and sterile pharmaceuticals in the United States. The branded products division, Par Specialty Pharmaceuticals (“Par Specialty”), formerly known as Strativa Pharmaceuticals, acquires, manufactures and distributes branded pharmaceuticals in the United States. The products we market are principally in the solid oral dosage form (tablet, caplet and two-piece hard-shell capsule), although we also distribute several oral suspension products, and nasal spray products.

PPCI entered into an Agreement and Plan of Merger on July 14, 2012 (the “Merger Agreement) and was acquired at the close of business on September 28, 2012, through a merger transaction with Sky Growth Acquisition Corporation, a wholly owned subsidiary of the Company. Holdings was formed on July 12, 2012 by investment funds affiliated with TPG Capital, L.P. (“TPG” and, together with certain affiliated entities, collectively, the “Sponsor”). PPCI is owned by affiliates of the Sponsor and members of management. The acquisition was accomplished through a reverse subsidiary merger of Sky Growth Acquisition Corporation with and into PPCI, with PPCI being the surviving entity (the “Merger”). Subsequent to the Merger, PPCI became an indirect, wholly owned subsidiary of Holdings (see Note 2—“Sky Growth Merger”). Prior to September 29, 2012, PPCI operated as a public company with its common stock traded on the New York Stock Exchange.

Note 1—Basis of presentation and recently issued accounting standards:

The accompanying condensed consolidated financial statements at March 31, 2015 and for the three-month periods ended March 31, 2015 and March 31, 2014 are unaudited. In the opinion of management, however, such statements include all normal recurring adjustments necessary to present fairly the information presented therein. The condensed consolidated balance sheet at December 31, 2014 was derived from the Company’s audited consolidated financial statements included elsewhere in this prospectus.

The accompanying condensed consolidated financial statements and these notes to condensed consolidated financial statements do not include all disclosures required by the accounting principles generally accepted in the United States of America for audited financial statements. Accordingly, these statements should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2014 included elsewhere in this prospectus. Results of operations for interim periods are not necessarily indicative of those that may be achieved for full fiscal years.

Recently issued accounting standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU No. 2014-09). This new standard will replace all current U.S. GAAP guidance on this topic and eliminate all industry-specific guidance. In April 2015, the FASB issued an exposure draft proposing to defer the effective date of the new revenue standard for interim and annual periods beginning after December 15, 2017 (previously December 15, 2016). The proposal will allow public entities to adopt the new standard as early as the original public entity effective date (i.e. annual reporting periods beginning after December 15, 2016 and interim periods therein). Early adoption prior to that date will not be permitted. ASU 2014-09 allows for either full retrospective or modified retrospective adoption. The Company is evaluating the transition method that will be elected and the potential effects of adopting the provisions of ASU No. 2014-09.

In March 2015, the FASB issued ASU 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”) intended to simplify the presentation of debt issuance costs. These amendments require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in ASU 2015-03. The pronouncement is effective for public business entities for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. We currently do not anticipate a material impact of ASU 2015-03 on our condensed consolidated financial statements and related disclosures.

Note 2—Sky Growth merger:

The transactions

PPCI was acquired at the close of business on September 28, 2012 through the Merger. Holdings and its wholly-owned subsidiaries were formed by affiliates of TPG solely for the purposes of completing the Merger and the related transactions. At the time of the Merger, each share of our common stock issued and outstanding immediately prior to the close of the Merger was converted into the right to receive cash. Aggregate consideration tendered at September 28, 2012 was for 100% of the equity of PPCI. Subsequent to the Merger, PPCI became an indirect, wholly owned subsidiary of Holdings.

The Merger was accounted for as a purchase business combination in accordance with ASC 805, “Business Combinations,” (“ASC 805”) whereby the purchase price paid to effect the Merger was allocated to recognize the acquired assets and liabilities assumed at fair value. The acquisition method of accounting uses the fair value concept defined in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”).

Transactions with manager

In connection with the Merger and the related transactions, PPCI entered into a management services agreement with an affiliate of TPG (the “Manager”). Pursuant to the agreement, in exchange for on-going consulting and management advisory services, the Manager receives an annual monitoring fee paid quarterly equal to 1% of EBITDA as defined under the credit agreement for the Senior Credit Facilities (as defined in Note 14—“Debt”). There is an annual cap of $4.0 million for this fee. The Manager also receives reimbursement for out-of-pocket expenses incurred in connection with services provided pursuant to the agreement. We recorded an expense of $1.0 million and $0.9 million for consulting and management advisory service fees which are included in selling, general and administrative expenses in the condensed consolidated statement of operations for the three months ended March 31, 2015 and 2014.

Note 3—Par Sterile acquisition:

On February 20, 2014, the Company completed its acquisition of JHP Group Holdings, Inc. and its subsidiaries (collectively, “JHP”), a privately-held, specialty sterile products pharmaceutical company. The acquisition was accomplished through a reverse subsidiary merger of an indirect subsidiary of the Company with and into JHP Group Holdings, Inc., in which JHP Group Holdings, Inc. was the surviving entity and became an indirect, wholly owned subsidiary of the Company (the “Par Sterile Acquisition”). The consideration for the Par Sterile Acquisition consisted of $487.0 million in cash, after finalization of certain customary working capital adjustments. The Company financed the Par Sterile Acquisition with proceeds received in connection with the debt financing provided by third party lenders of $395.0 million and an equity contribution of $110.0 million from certain investment funds associated with TPG. Among the primary reasons the Company acquired JHP and the factors that contributed to the preliminary recognition of goodwill was that the Par Sterile Acquisition expanded its capability and presence into the rapidly growing sterile drug market for injectable products including ophthalmics and otics. The result is a broader and more diversified product portfolio, and an expanded development pipeline.

JHP operated principally through its operating subsidiary, JHP Pharmaceuticals, LLC, which was renamed Par Sterile Products, LLC (“Par Sterile”) subsequent to the Par Sterile Acquisition. We continue to operate Par Sterile as a specialty pharmaceutical company developing and manufacturing sterile injectable products. Par Sterile’s products are primarily sold through wholesalers, often via an arrangement with a group purchasing organization, prior to being dispensed at hospitals or directly administered by physicians. Par Sterile targets products with limited competition due to difficulty in manufacturing and/or the product’s market size. Our Par Sterile manufacturing facility in Rochester, Michigan has the capability to manufacture small-scale clinical through large-scale commercial products.

The operating results of Par Sterile for the three months ended March 31, 2015 are included in the accompanying condensed consolidated statement of operations as part of the Par Pharmaceutical segment, reflecting total revenues of $66.6 million. Par Sterile’s contribution to the overall Par Pharmaceutical segment’s operating income is not tracked separately. The condensed consolidated balance sheet as of March 31, 2015 reflects the acquisition, including goodwill, which represents Par Sterile’s workforce expertise in research and development, marketing and manufacturing.

The acquisition has been accounted for as a business purchase combination using the acquisition method of accounting under the provisions of ASC 805. The acquisition method of accounting uses the fair value concept defined in ASC 820. ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business purchase combination be recognized at their fair values as of the acquisition date and that the fair value of acquired in-process research and development (“IPR&D”) be recorded on the balance sheet regardless of the likelihood of success of the related product or technology as of the completion of the acquisition. The process for estimating the fair values of IPR&D, identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, timing and probability of success to complete in-process projects and projecting regulatory approvals. Under ASC 805, transaction costs are not included as a component of consideration transferred and were expensed as incurred. The acquisition and financing transaction costs totaled $12.4 million of which $8.2 million were included in operating expenses as selling, general and administrative expenses on the condensed consolidated statements of operations and $4.1 million were capitalized as deferred financing costs or debt discount on the consolidated balance sheet. The acquisition-related transaction costs were comprised of bank fees ($10.4 million), legal fees ($1.5 million), and other fees ($0.5 million). The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of Par Sterile as of the effective date of the acquisition was allocated to goodwill, as part of the Par Pharmaceutical segment, in accordance with ASC 805. The purchase price allocation was finalized with the completion of our analysis of the fair value of the assets and liabilities of Par Sterile as of the effective date of the acquisition. The establishment of the fair value of the consideration for an acquisition, and the allocation to identifiable tangible and intangible assets and liabilities, requires the extensive use of accounting estimates and management judgment. We believe the fair values assigned to the assets acquired and liabilities assumed are based on reasonable estimates and assumptions.

The sources and uses of funds in connection with the Par Sterile Acquisition are summarized below ($ in thousands):

Sources:			Uses:
Senior secured term loan	$395,000		Cash purchase of equity	$487,429	(a)
Sponsor equity contribution	110,000		Transaction costs	12,350
Company cash on hand	1,133	(a)	Accrued interest on Company debt	6,354

Total source of funds	$506,133		Total use of funds	$506,133

(a)	Adjusted to reflect the finalization of working capital adjustments noted above.

Fair value estimate of assets acquired and liabilities assumed

The purchase price of Par Sterile has been allocated to the following assets and liabilities ($ in thousands):

As of February 20, 2014
Cash and cash equivalents	$9,204
Accounts receivable, net	5,413
Inventories	35,959
Prepaid expenses and other current assets	10,583
Property, plant and equipment	73,579
Intangible assets	283,500

Total identifiable assets	418,238

Accounts payable	13,796
Accrued expenses and other liabilities	1,902
Deferred tax liabilities	71,493

Total liabilities assumed	87,191

Net identifiable assets acquired	331,047
Goodwill	156,382

Net assets acquired	$487,429

Approximately $20.0 million of the goodwill identified above and recorded on the condensed consolidated balance sheet as of March 31, 2015 has been and will be deductible for income tax purposes.

Supplemental pro forma information (unaudited)

The following unaudited pro forma information for the quarter ended March 31, 2014 assumes the Par Sterile Acquisition occurred as of January 1, 2013. The unaudited pro forma results reflect certain adjustments related to past operating performance, the impact of the debt assumed, acquisition costs and acquisition accounting adjustments, such as increased depreciation and amortization expense based on the fair valuation of assets acquired and the related tax effects. The pro forma information is not necessarily indicative either of the combined results of operations that actually would have been realized had the Par Sterile Acquisition been consummated during the period for which pro forma information is presented, or is it intended to be a projection of future results or trends.

Three months ended
(In thousands)	March 31, 2014
Total revenues	$308,146
Loss from continuing operations	$(29,476)

Note 4—Par Biosciences acquisition:

On January 14, 2015, we completed the acquisition of a privately-held Chennai, India-based clinical research organization (“CRO”), which we renamed Par Biosciences Private Limited (“Par Biosciences”), for $10.0 million. The operating results of Par Biosciences were included in our condensed consolidated financial results from the date of acquisition. The purchase price was paid in cash and funded from our cash on hand.

The operating results of Par Biosciences from January 14, 2015 through March 31, 2015 are included in the accompanying condensed consolidated statement of operations as part of the Par Pharmaceutical segment, reflecting an immaterial impact on income before taxes. The condensed consolidated balance sheet as of March 31, 2015 reflects the acquisition, including goodwill, which represents Par Biosciences’ workforce expertise in research and development.

The acquisition has been accounted for as a business purchase combination using the acquisition method of accounting under the provisions of ASC 805. The acquisition method of accounting uses the fair value concept defined in ASC 820. ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business purchase combination be recognized at their fair values as of the acquisition date. The process for estimating the fair values of certain identifiable assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, and estimating the costs. Under ASC 805, transaction costs are not included as a component of consideration transferred and were expensed as incurred. The acquisition-related transaction costs incurred for the quarter ended March 31, 2015 totaled $0.5 million which were included in operating expenses as selling, general and administrative on the condensed consolidated statements of operations. The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of Par Biosciences as of the effective date of the acquisition was allocated to goodwill, as part of the Par Pharmaceutical segment, in accordance with ASC 805. The purchase price allocation is subject to completion of our analysis of the fair value of the assets and liabilities as of the effective date of the acquisition. Accordingly, the purchase price allocation below is preliminary and will be adjusted upon completion of the final valuation. These adjustments are not expected to be material. The final valuation is expected to be completed as soon as practicable but no later than one year from the consummation of the acquisition. The establishment of the fair value of the consideration for an acquisition, and the allocation to identifiable tangible and intangible assets and liabilities, requires the extensive use of accounting estimates and management judgment. We believe the fair values assigned to the assets acquired and liabilities assumed are based on reasonable estimates and assumptions based on data currently available.

Consideration transferred

The acquisition-date fair value of the consideration transferred consisted of the following items ($ amounts in thousands):

Cash paid for equity	$8,761
Deferred purchase price liabilities	1,231	(1)
Total consideration	$9,992

(1)	Deferred purchase price liabilities represent two subsequent deferred payments due on the first and third anniversary of the closing date.

Fair value estimate of assets acquired and liabilities assumed

The purchase price of Par Biosciences has been allocated on a preliminary basis to the following assets and liabilities ($ in thousands):

As of January 14, 2015
Cash and cash equivalents	$72
Prepaid expenses and other assets	213
Property, plant and equipment	3,370
Total identifiable assets	3,655
Accounts payable / accrued expenses and other liabilities	605
Total liabilities assumed	605
Net identifiable assets acquired	3,050
Goodwill	6,942

Net assets acquired	$9,992

Approximately $0.3 million of the goodwill identified above and recorded on the condensed consolidated balance sheet as of March 31, 2015 will be deductible for income tax purposes.

Pro forma results of operations for the acquisition of Par Biosciences have not been presented because the acquisition is not material to our consolidated results of operations.

Note 5—Innoteq acquisition:

On January 9, 2015, we completed our acquisition of Innoteq, Inc. (“Innoteq”), a privately-held domestic corporation that is engaged in the business of researching, developing and manufacturing transdermal patches and thin film, slow dissolve film, coated/non-woven film and other coated pharmaceutical and consumer products, for $26.4 million. The operating results of Innoteq were included in our condensed consolidated financial results from the date of acquisition. The purchase price was paid in cash and funded from our cash on hand.

The operating results of Innoteq from January 9, 2015 through March 31, 2015 are included in the accompanying condensed consolidated statement of operations as part of the Par Pharmaceutical segment, reflecting an immaterial impact on income before taxes. The condensed consolidated balance sheet as of March 31, 2015 reflects the acquisition, including goodwill, which represents Innoteq’s workforce expertise in research and development.

The acquisition has been accounted for as a business purchase combination using the acquisition method of accounting under the provisions of ASC 805. The acquisition method of accounting uses the fair value concept defined in ASC 820. ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business purchase combination be recognized at their fair values as of the acquisition date. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, timing and probability of success to complete in-process projects and projecting regulatory approvals. Under ASC 805, transaction costs are not included as a component of consideration transferred and were expensed as incurred. The acquisition-related transaction costs incurred for the quarter ended March 31, 2015 totaled $0.8 million which were included in operating expenses as selling, general and administrative on the condensed consolidated statements of operations. The excess of the purchase price

(consideration transferred) over the estimated amounts of identifiable assets and liabilities of Innoteq as of the effective date of the acquisition was allocated to goodwill, as part of the Par Pharmaceutical segment, in accordance with ASC 805. The purchase price allocation is subject to completion of our analysis of the fair value of the assets and liabilities as of the effective date of the acquisition. Accordingly, the purchase price allocation below is preliminary and will be adjusted upon completion of the final valuation. These adjustments are not expected to be material. The final valuation is expected to be completed as soon as practicable but no later than one year from the consummation of the acquisition. The establishment of the fair value of the consideration for an acquisition, and the allocation to identifiable tangible and intangible assets and liabilities, requires the extensive use of accounting estimates and management judgment. We believe the fair values assigned to the assets acquired and liabilities assumed are based on reasonable estimates and assumptions based on data currently available.

Fair value estimate of assets acquired and liabilities assumed

The purchase price of Innoteq has been allocated on a preliminary basis to the following assets and liabilities ($ in thousands):

As of January 9, 2015
Cash and cash equivalents	$268
Prepaid expenses and other assets	1,189
Property, plant and equipment	3,557
Intangible assets	5,800
Contract assets	1,008
Deferred tax asset non-current	2,014

Total identifiable assets	13,836

Accounts payable / accrued expenses and other liabilities	2,870
Deferred tax liabilities	2,503

Total liabilities assumed	5,373

Net identifiable assets acquired	8,463
Goodwill	17,908

Net assets acquired	$26,371

None of the goodwill identified above and recorded on the condensed consolidated balance sheet as of March 31, 2015 will be deductible for income tax purposes.

Pro forma results of operations for the acquisition of Innoteq have not been presented because the acquisition is not material to our consolidated results of operations.

Note 6—Pending acquisition of Nuray assets:

In December 2014, our wholly-owned subsidiary, Par Formulations Private Limited, entered into an agreement to purchase certain assets of privately-held Nuray Chemicals Private Limited (“Nuray”), a Chennai, India based developer and manufacturer of active pharmaceutical ingredients (“API”) for approximately $20.0 million in cash, contingent payments and other consideration. A vice president of the Company is a minority shareholder of Nuray. The assets to be acquired via a definitive agreement consist of a FDA approved facility that manufactures API, including real property, improvements and related assets. The closing of the acquisition is subject to the receipt of applicable regulatory approvals and other customary closing terms and conditions. The acquisition will be accounted for as a business combination under the guidance of ASC 805. The operating results of the acquired business will be included in our consolidated financial results from the date of the closing of the acquisition as part of the Par Pharmaceutical segment. We intend to fund the purchase from cash on hand.

Note 7—Fair value measurements:

ASC 820-10 Fair Value Measurements and Disclosures defines fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1:	Quoted market prices in active markets for identical assets and liabilities. Active market means a market in which transactions for assets or liabilities occur with “sufficient frequency” and volume to provide pricing information on an ongoing unadjusted basis. Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. We have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.

Level 2:	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Our Level 2 assets primarily include debt securities, including corporate bonds with quoted prices that are traded less frequently than exchange-traded instruments. All of our Level 2 asset values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. The pricing model information is provided by third party entities (e.g., banks or brokers). In some instances, these third party entities engage external pricing services to estimate the fair value of these securities. We have a general understanding of the methodologies employed by the pricing services in their pricing models. We corroborate the estimates of non-binding quotes from the third party entities’ pricing services to an independent source that provides quoted market prices from broker or dealer quotations. We investigate large differences, if any. Based on historical differences, we have not been required to adjust quotes provided by the third party entities’ pricing services used in estimating the fair value of these securities.

Level 3:	Unobservable inputs that are not corroborated by market data.

Financial assets and liabilities

The fair value of our financial assets and liabilities measured at fair value as of March 31, 2015 were as follows ($ in thousands):

	Estimated fair value at March 31, 2015	Level 1	Level 2	Level 3
Cash equivalents	$100,010	$100,010	$—	$—
Senior secured term loan (Note 14)	$1,860,789	$—	$1,860,789	$—
7.375% senior notes (Note 14)	$520,625	$—	$520,625	$—
Derivative instruments—Interest rate caps (Note 15)	$8,407	$—	$8,407	$—

The fair value of our financial assets and liabilities measured at fair value as of December 31, 2014 were as follows ($ in thousands):

	Estimated fair value at December 31, 2014	Level 1	Level 2	Level 3
Cash equivalents	$100,002	$100,002	$—	$—
Senior secured term loan (Note 14)	$1,399,941	$—	$1,399,941	$—
7.375% senior notes (Note 14)	$507,763	$—	$507,763	$—
Derivative instruments—Interest rate caps (Note 15)	$5,700	$—	$5,700	$—

The carrying amount reported in the condensed consolidated balance sheets for accounts receivables, net, inventories, prepaid expenses and other current assets, accounts payable, payables due to distribution agreement partners, accrued salaries and employee benefits, accrued government pricing liabilities, accrued legal settlements, and accrued expenses and other current liabilities approximate fair value because of their short-term nature.

There have been no transfers between Level 1 and Level 2 of the fair value hierarchy as of March 31, 2015 or December 31, 2014.

Non-financial assets and liabilities

The Company does not have any non-financial assets or liabilities as of March 31, 2015 or December 31, 2014 that are measured in the condensed consolidated financial statements at fair value.

Intangible assets

During the three months ended March 31, 2014, we recorded intangible asset impairments totaling $41.8 million for two products not expected to achieve their originally forecasted operating results.

Derivative instruments—interest rate caps

We use interest rate cap agreements to manage our interest rate risk on our variable rate long-term debt. Refer to Note 15—“Derivatives Instruments and Hedging Activities,” for further information.

Note 8—Accounts receivable:

We account for revenue in accordance with ASC 605 “Revenue Recognition”. In accordance with that standard, we recognize revenue for product sales when title and risk of loss have transferred to our customers, when reliable estimates of rebates, chargebacks, returns and other adjustments can be made, and when collectability is reasonably assured. This is generally at the time that products are received by our direct customers. We also review available trade inventory levels at certain large wholesalers to evaluate any potential excess supply levels in relation to expected demand. We determine whether we will recognize revenue at the time that our products are received by our direct customers or defer revenue recognition until a later date on a product by product basis at the time of launch. Upon recognizing revenue from a sale, we record estimates for chargebacks, rebates and incentive programs, product returns, cash discounts and other sales reserves that reduce accounts receivable.

The following tables summarize the impact of accounts receivable reserves and allowance for doubtful accounts on the gross trade accounts receivable balances at each balance sheet date ($ in thousands):

	March 31,	December 31,
	2015	2014
Gross trade accounts receivable	$466,620	$565,694
Chargebacks	(93,531)	(96,492)
Rebates and incentive programs	(129,544)	(138,989)
Returns	(98,198)	(84,330)
Cash discounts and other	(71,335)	(86,797)
Allowance for doubtful accounts	(179)	(354)

Accounts receivable, net	$73,833	$158,732

Allowance for doubtful accounts

	Three months ended
	March 31,	March 31,
($ in thousands)	2015	2014
Par balance at beginning of period	$(354)	$(7)
Par Sterile beginning balance	—	(278)
Additions—charge to expense	(3)	(99)
Adjustments and/or deductions	178	93

Balance at end of period	$(179)	$(291)

The following tables summarize the activity for the three months ended March 31, 2015 and for the three months ended March 31, 2014, in the accounts affected by the estimated provisions described below ($ in thousands):

	Three months ended March 31, 2015
Accounts receivable reserves	Beginning balance	Provision recorded for current period sales	(Provision) reversal recorded for prior period sales		Credits processed	Ending balance
Chargebacks	$(96,492)	$(205,642)	$—	(1)	$208,603	$(93,531)
Rebates and incentive programs	(138,989)	(143,651)	—		153,096	(129,544)
Returns	(84,330)	(21,949)	—		8,081	(98,198)
Cash discounts and other	(86,797)	(70,389)	3,812	(3)	82,039	(71,335)

Total	$(406,608)	$(441,631)	$3,812		$451,819	$(392,608)

Accrued liabilities(2)	$(42,647)	$(12,527)	$—		$31,232	$(23,942)

	Three months ended March 31, 2014
Accounts receivable reserves	Beginning balance	Par Sterile beginning balance	Provision recorded for current period sales	(Provision) reversal recorded for prior period sales		Credits processed	Ending balance
Chargebacks	$(48,766)	$(5,886)	$(189,919)	$—	(1)	$186,461	$(58,110)
Rebates and incentive programs	(75,321)	(5,489)	(92,684)	—		89,541	(83,953)
Returns	(78,181)	(4,398)	(7,112)	—		5,101	(84,590)
Cash discounts and other	(37,793)	(1,792)	(55,741)	(1,399	)(4)	52,239	(44,486)

Total	$(240,061)	$(17,565)	$(345,456)	$(1,399)		$333,342	$(271,139)

Accrued liabilities(2)	$(35,829)	$(382)	$(16,076)	$1,755	(5)	$20,020	$(30,512)

(1)	Unless specific in nature, the amount of provision or reversal of reserves related to prior periods for chargebacks is not determinable on a product or customer specific basis. Based upon historical analysis and analysis of activity in subsequent periods, we believe that our chargeback estimates remain reasonable.
(2)	Includes amounts due to indirect customers for which no underlying accounts receivable exists and is principally comprised of Medicaid rebates and rebates due under other U.S. Government pricing programs, such as TriCare and the Department of Veterans Affairs.
(3)	The Company received lower than expected claims related to price adjustments accrued during the period September 2014 through December 2014. As a result, during the first quarter of 2015, the Company recorded a benefit of approximately $3.8 million.
(4)	During the three months ended March 31, 2014, the Company recorded additional reserves totaling approximately $1.4 million related to prior year claims from customers for various price decreases for the years 2009 through 2012.
(5)	During three months ended March 31, 2014, we received further additional information related to Managed Medicaid utilization in California and performed a recalculation of average manufacturer’s price. As a result we reduced our Medicaid accruals by approximately $2.4 million related to the periods March 2010 through December 2013. This activity was partially offset by the expense of $0.7 million related to disputed TriCare claims for the period from January 2009 through December 2013.

The Company sells its products directly to wholesalers, retail drug store chains, drug distributors, mail order pharmacies and other direct purchasers as well as customers that purchase its products indirectly through the wholesalers, including independent pharmacies, non-warehousing retail drug store chains, managed health care providers and other indirect purchasers. The Company often negotiates product pricing directly with health care providers that purchase products through the Company’s wholesale customers. In those instances, chargeback credits are issued to the wholesaler for the difference between the invoice price paid to the Company by our wholesale customer for a particular product and the negotiated contract price that the wholesaler’s customer pays for that product. The information that the Company considers when establishing its chargeback reserves includes contract and non-contract sales trends, average historical contract pricing, actual price changes, processing time lags and customer inventory information from its three largest wholesale customers. The Company’s chargeback provision and related reserve vary with changes in product mix, changes in customer pricing and changes to estimated wholesaler inventory.

Customer rebates and incentive programs are generally provided to customers as an incentive for the customers to continue carrying the Company’s products or replace competing products in their distribution channels with our products. Rebate programs may be based on either a wholesale or non-wholesale customer’s direct purchases. Rebates may also be based on a non-wholesale customer’s indirect purchases of the Company’s products from a wholesaler under a contract with us. The incentive programs include stocking or trade show promotions where additional discounts may be given on a new product or certain existing products as an added incentive to stock the Company’s products. We may, from time to time, also provide price and/or volume incentives on new products that have multiple competitors and/or on existing products that confront new competition in order to attempt to secure or maintain a certain market share. The information that the Company considers when establishing its rebate and incentive program reserves are rebate agreements with, and purchases by, each customer, tracking and analysis of promotional offers, projected annual sales for customers with annual incentive programs, actual rebates and incentive payments made, processing time lags, and for indirect rebates, the level of inventory in the distribution channel that will be subject to indirect rebates. We do not provide incentives designed to increase shipments to our customers that we believe would result in out-of-the-ordinary course of business inventory for them. The Company regularly reviews and monitors estimated or actual customer inventory information at its three largest wholesale customers for its key products to ascertain whether customer inventories are in excess of ordinary course of business levels.

Pursuant to a drug rebate agreement with the Centers for Medicare and Medicaid Services, TriCare and similar supplemental agreements with various states, the Company provides a rebate on drugs dispensed under such government programs. The Company determines its estimate of the Medicaid rebate accrual primarily based on historical experience of claims submitted by the various states and any new information regarding changes in the Medicaid program that might impact the Company’s provision for Medicaid rebates. In determining the appropriate accrual amount we consider historical payment rates; processing lag for outstanding claims and payments; levels of inventory in the distribution channel; and the impact of the healthcare reform acts. The Company reviews the accrual and assumptions on a quarterly basis against actual claims data to help ensure that the estimates made are reliable. On January 28, 2008, the Fiscal Year 2008 National Defense Authorization Act was enacted, which expands TriCare to include prescription drugs dispensed by TriCare retail network pharmacies. TriCare rebate accruals reflect this program and are based on actual and estimated rebates on Department of Defense eligible sales.

The Company accepts returns of product according to the following criteria: (i) the product returns must be approved by authorized personnel with the lot number and expiration date accompanying any request and (ii) we generally will accept returns of products from any customer and will provide the customer with a credit memo for such returns if such products are returned between six months prior to, and 12 months following, such products’ expiration date. The Company records a provision for product returns based on historical experience, including actual rate of expired and damaged in-transit returns, average remaining shelf-lives of products sold, which generally range from 12 to 48 months, and estimated return dates. Additionally, we consider other factors when estimating the current period return provision, including levels of inventory in the distribution channel, significant market changes that may impact future expected returns, and actual product returns, and may record additional provisions for specific returns that we believe are not covered by the historical rates. The Company generally will accept returns of injectable products from any customer and provide the customer with a credit memo for returns if such products are returned between six months prior to and six months following, such products’ expiration date. The Company’s returns policy also states that refrigerated and temperature controlled injectable products are non-returnable.

The Company offers cash discounts to its customers, generally 2% of the sales price, as an incentive for paying within invoice terms, which generally range from 30 to 90 days. The Company accounts for cash discounts by reducing accounts receivable by the full amount of the discounts that we expect our customers to take.

In addition to the significant gross-to-net sales adjustments described above, we periodically make other sales adjustments. The Company generally accounts for these other gross-to-net adjustments by establishing an accrual in the amount equal to its estimate of the adjustments attributable to the sale.

The Company may at its discretion provide price adjustments due to various competitive factors, through shelf-stock adjustments on customers’ existing inventory levels. There are circumstances under which we may not provide price adjustments to certain customers as a matter of business strategy, and consequently may lose future sales volume to competitors and risk a greater level of sales returns on products that remain in the customer’s existing inventory.

As detailed above, we have the experience and access to relevant information that we believe are necessary to reasonably estimate the amounts of such deductions from gross revenues, except as described below. Some of the assumptions we use for certain of our estimates are based on information received from third parties, such as wholesale customer inventories and market data, or other market factors beyond our control. The estimates that are most critical to the establishment of these reserves, and therefore, would have the largest impact if these estimates were not accurate, are estimates related to contract sales volumes, average contract pricing, customer inventories and return volumes. The Company regularly reviews the information related to these estimates and adjusts its reserves accordingly, if and when actual experience differs from previous estimates. With the exception of the product returns allowance, the ending balances of accounts receivable reserves and allowances generally are processed during a two-month to four-month period.

Use of estimates in reserves

We believe that our reserves, allowances and accruals for items that are deducted from gross revenues are reasonable and appropriate based on current facts and circumstances. It is possible however, that other parties applying reasonable judgment to the same facts and circumstances could develop different allowance and accrual amounts for items that are deducted from gross revenues. Additionally, changes in actual experience or changes in other qualitative factors could cause our allowances and accruals to fluctuate, particularly with newly launched or acquired products. We review the rates and amounts in our allowance and accrual estimates on a quarterly basis. If future estimated rates and amounts are significantly greater than those reflected in our recorded reserves, the resulting adjustments to those reserves would decrease our reported net revenues; conversely, if actual product returns, rebates and chargebacks are significantly less than those reflected in our recorded reserves, the resulting adjustments to those reserves would increase our reported net revenues. We regularly review the information related to these estimates and adjust our reserves accordingly, if and when actual experience differs from previous estimates.

As is customary and in the ordinary course of business, our revenue that has been recognized for product launches included initial trade inventory stocking that we believed was commensurate with new product introductions. At the time of each product launch, we were able to make reasonable estimates of product returns, rebates, chargebacks and other sales reserves by using historical experience of similar product launches and significant existing demand for the products.

Note 9—Inventories:

	March 31,	December 31,
($ in thousands)	2015	2014
Raw materials and supplies	$66,642	$60,020
Work-in-process	24,948	26,343
Finished goods	75,171	68,324

	$166,761	$154,687

Inventory write-offs (inclusive of pre-launch inventories detailed below)

	Three months ended
($ in thousands)	March 31, 2015	March 31, 2014
Inventory write-offs	$3,718	$2,235

Par capitalizes inventory costs associated with certain products prior to regulatory approval and product launch, based on management’s judgment of reasonably certain future commercial use and net realizable value, when it is reasonably certain that the pre-launch inventories will be saleable. The determination to capitalize is made once Par (or its third party development partners) has filed an abbreviated new drug application (“ANDA”) that has been acknowledged by the FDA as containing sufficient information to allow the FDA to conduct its review in an efficient and timely manner and management is reasonably certain that all regulatory and legal hurdles will be cleared. This determination is based on the particular facts and circumstances relating to the expected FDA approval of the generic drug product being considered, and accordingly, the time frame within which the determination is made varies from product to product. Par could be required to write down previously capitalized costs related to pre-launch inventories upon a change in such judgment, or due to a denial or delay of approval by regulatory bodies, or a delay in commercialization, or other potential factors. As of March 31, 2015, Par had approximately $5.4 million in inventories related to generic products that were not yet available to be sold.

Par Specialty also capitalizes inventory costs associated with in-licensed branded products subsequent to FDA approval but prior to product launch based on management’s judgment of probable future commercial use and net realizable value. We believe that numerous factors must be considered in determining probable future commercial use and net realizable value including, but not limited to, Par Specialty’s limited number of historical product launches, as well as the ability of third party partners to successfully manufacture commercial quantities of product. Par Specialty could be required to expense previously capitalized costs related to pre-launch inventory upon a change in such judgment, due to a delay in commercialization, product expiration dates, projected sales volume, estimated selling price or other potential factors. As of March 31, 2015, Par Specialty had approximately $0.1 million in inventories related to products that were not yet available to be sold.

The amounts in the table below represent inventories related to products that were not yet available to be sold and are also included in the total inventory balances presented above.

Pre-launch inventories

	March 31,	December 31,
($ in thousands)	2015	2014
Raw materials and supplies	$4,209	$4,515
Work-in-process	479	386
Finished goods	792	134

	$5,480	$5,035

Write-offs of pre-launch inventories

	Three months ended
	March 31,	March 31,
($ in thousands)	2015	2014
Pre-launch inventory write-offs, net of partner allocation	$493	$493

Note 10—Property, plant and equipment, net:

	March 31,	December 31,
($ in thousands)	2015	2014
Land	$11,063	$11,063
Buildings	63,822	63,589
Machinery and equipment	107,034	97,129
Office equipment, furniture and fixtures	17,976	12,849
Computer software and hardware	28,075	26,369
Leasehold improvements	26,942	26,774
Construction in progress	35,470	37,981

	290,382	275,754
Accumulated depreciation and amortization	(66,634)	(58,440)

	$223,748	$217,314

Depreciation and amortization expense related to property, plant and equipment

	Three months ended
($ in thousands)	March 31, 2015	March 31, 2014
Depreciation and amortization expense	$8,274	$6,543

Note 11—Intangible assets, net:

	March 31, 2015			December 31, 2014
($ in thousands)	Cost	Accumulated Amortization	Net	Cost	Accumulated amortization	Net
Developed products(1)	$965,166	$(417,933)	$547,233	$957,166	$(373,602)	$583,564
Other product related royalty streams	115,600	(41,254)	74,346	115,600	(37,334)	78,266
IPR&D(2)	351,614	—	351,614	351,614	—	351,614
Trade names(3)	27,100	(153)	26,947	27,100	(118)	26,982
Other(4)	6,952	(915)	6,037	1,153	(826)	327

	$1,466,432	$(460,255)	$1,006,177	$1,452,633	$(411,880)	$1,040,753

(1)	Developed products include intangible assets related to commercial products as part of the Merger, subsequently developed IPR&D, products acquired from the Watson/Actavis Merger (as defined below), intangible assets related to commercial products as part of the Par Sterile Acquisition, and other intangible assets related to commercial products. These products are amortized based on their remaining useful lives.
(2)	IPR&D indefinite-lived assets include IPR&D as part of the Merger, IPR&D acquired from the Watson/Actavis Merger, and IPR&D acquired as part of the Par Sterile Acquisition.
(3)	Trade names include Par and Par Sterile trade names. Par Sterile trade name is amortized over its useful life, while the Par trade name is treated as an indefinite-lived asset and is not amortized.
(4)	Included in other are certain product rights associated with our 2015 acquisition of Innoteq.

We recorded amortization expense related to intangible assets of $48.4 million for the three months ended March 31, 2015 and $44.1 million for the three months ended March 31, 2014. Amortization expense was included in cost of goods sold.

Intangible assets acquired in the merger

PPCI was acquired on September 28, 2012 through a merger transaction. Refer to Note 2—“Sky Growth Merger” for details of the transaction. As part of the Merger, we revalued intangible assets related to commercial products (developed technology), royalty streams, IPR&D, and our trade name.

The remaining net book value of the related intangible asset related to developed products will be amortized over a weighted average amortization period of approximately five years.

IPR&D assets are related to R&D projects that were incomplete at the Merger. There are 58 projects associated with IPR&D. Due to the nature of our generic product portfolio pipeline, individual products in the annual IPR&D groups are expected to launch within an annual time period or reasonably close thereto. When the first product of each annual IPR&D group launches, it is our policy to commence amortization of the entire annual group utilizing the related cash flows expected to be generated for the annual group. The remaining net book value of the related intangible asset associated with subsequently developed annual IPR&D groups will be amortized over a weighted average amortization period of approximately seven years.

Trade names constitute intellectual property rights and are marketing-related intangible assets. Our corporate trade name was valued using a relief from royalty method of the income approach and accounted for as an indefinite-lived intangible asset that will be subject to annual impairment testing or whenever events or changes in business circumstances necessitate an evaluation for impairment using a fair value approach.

Intangible assets acquired with the divested products from the Watson/Actavis Merger

On November 6, 2012, we acquired the U.S. marketing rights to five generic products that were currently marketed by Watson or Actavis, as well as eight ANDAs awaiting regulatory approval and a generic product in late-stage development, in connection with the merger of Watson Pharmaceuticals, Inc. and Actavis Group on November 6, 2012 (the “Watson/Actavis Merger”).

The remaining net book value of the related intangible asset related to developed products will be amortized over a weighted average amortization period of approximately five years.

IPR&D consists of technology-related intangible assets used in research & development activities, which were incomplete at the time of the acquisition. Upon the successful completion and launch of a product in the group, we will make a separate determination of useful life of the related IPR&D intangible asset and commence amortization.

Intangible assets acquired with the Par Sterile acquisition

On February 20, 2014, we acquired intangible assets as part of the Par Sterile Acquisition. Refer to Note 3—“Par Sterile Acquisition,” for further details. The intangible assets related to commercial products (developed technology), IPR&D, and the JHP trade name.

The fair value of the developed technology and in-process research and development intangible assets were estimated using the discounted cash flow method of the income approach. We believe that the level and timing of cash flows appropriately reflect market participant assumptions. Some of the significant assumptions inherent in the development of the identifiable intangible asset valuations, from the perspective of a market participant, include the estimated net cash flows by year by project or product (including net revenues, costs of sales, research and development costs, selling and marketing costs and other charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream, and other factors.

Developed products are defined as products that are commercialized, all research and development efforts have been completed by the seller, and final regulatory approvals have been received. The developed product intangible assets are composite assets, comprising the market position of the product, the developed technology utilized, and the customer base to which the products are sold. Developed technology and the customer base were considered but have not been identified separately as any related cash flows would be very much intertwined with the product related intangibles. Developed products held by the Company are considered separable from the business as they could be sold to a third party. Developed products were valued using a multi-period excess earnings method under the income approach. The principle behind this method is that the value of the intangible asset is equal to the present value of the after-tax cash flows attributable to the intangible asset only. The remaining net book value of the related intangible asset related to developed products will be amortized over a weighted average amortization period of approximately nine years.

IPR&D is related to research and development projects that were incomplete at the time of the Par Sterile Acquisition. We grouped and valued IPR&D based on the projected year of launch for each group, with the exception of one project that was expected to produce large cash flows in the future and we valued this project by itself. IPR&D is considered separable from the business as it could be sold to a third party. The value of IPR&D was accounted for as an indefinite-lived intangible asset and will be subject to impairment testing until the completion or abandonment of each group. Upon the successful completion and launch of a product in a group, we will make a separate determination of useful life of the IPR&D intangible asset and commence amortization. This methodology resulted in six groups of IPR&D (2014 through 2018 plus a group with a single IPR&D project). When the first product of each IPR&D group launches, it is our policy to commence amortization of the entire group utilizing the related cash flows expected to be generated for the group. Due to the nature of our generic injectable product portfolio pipeline, individual products in the IPR&D groups are expected to launch within an annual time period or reasonably close thereto.

Trade names constitute intellectual property rights and are marketing-related intangible assets. The related trade name was valued using a relief from royalty method of the income approach and accounted for with a five year useful life based on expected utility. This asset will be subject to impairment testing whenever events or changes in business circumstances necessitate an evaluation for impairment using a fair value approach.

During the three months ended March 31, 2015, we acquired a NDA from AstraZeneca for Zafirlukast for $8.0 million along with a short term supply agreement. We recorded an intangible asset in the same amount which will be amortized over the expected life of the product of three years.

Intangible asset impairments

During the three months ended March 31, 2014, we recorded intangible asset impairments totaling $41.8 million for two products not expected to achieve their originally forecasted operating results.

Estimated amortization expense for existing intangible assets at March 31, 2015

The following table does not include estimated amortization expense for future milestone payments that may be paid and result in the creation of intangible assets after March 31, 2015 and assumes the intangible asset related to the Par trade name as an indefinite-lived asset will not be amortized in the future.

($ in thousands)	Estimated amortization expense
Remainder of 2015	$107,854
2016	154,664
2017	173,434
2018	135,456
2019	114,679
2020 and thereafter	293,690

$979,777

Note 12—Goodwill:

($ in thousands)	March 31, 2015	December 31, 2014
Balance at beginning of period	$1,012,108	$855,726
Additions:
Par Sterile Acquisition(1)	—	156,382
Par Biosciences Acquisition(2)	6,942	—
Innoteq Acquisition(3)	17,908	—

Balance at end of period	$1,036,958	$1,012,108

(1)	As noted in Note 3—“Par Sterile Acquisition,” we acquired Par Sterile as of February 20, 2014. Based upon our purchase price allocation, we recorded $156.4 million of incremental goodwill. This goodwill was allocated to Par.
(2)	As noted in Note 4—“Par Biosciences Acquisition,” we acquired Par Biosciences as of January 14, 2015. Based upon our purchase price allocation, we recorded $6.9 million of incremental goodwill. This goodwill was allocated to Par.
(3)	As noted in Note 5—“Innoteq Acquisition,” we acquired Innoteq as of January 9, 2015. Based upon our purchase price allocation, we recorded $17.9 million of incremental goodwill. This goodwill was allocated to Par.

Goodwill is not being amortized, but is tested at least annually, on or about October 1st or whenever events or changes in business circumstances necessitate an evaluation for impairment using a fair value approach. The goodwill impairment test consists of a two-step process. The first step is to identify a potential impairment and the second step measures the amount of impairment, if any. We will perform a qualitative assessment (“Step Zero analysis”) to determine whether it is necessary to perform the two-step goodwill impairment test. The Step Zero analysis entails an assessment of the totality of events and circumstances that could affect the comparison of a reporting unit’s fair value with its carrying amount. Goodwill is deemed to be impaired if the carrying amount of a reporting unit exceeds its estimated fair value. As of October 1, 2014, Par performed its annual goodwill impairment assessment and concluded there was no impairment. No impairments of goodwill had been recognized through March 31, 2015.

Note 13—Income Taxes:

	Three months ended
($ in thousands)	March 31, 2015	March 31, 2014
Provision (benefit) for income taxes	$11,720	$(24,232)
Effective tax rate	37%	38%

The effective tax rate for the three months ended March 31, 2015 and 2014 reflects benefits for deductions specific to U.S. domestic manufacturing companies, offset by our nondeductible portion of the annual pharmaceutical manufacturers’ fee under the Patient Protection and Affordable Care Act.

Current deferred income tax assets at March 31, 2015 consist of temporary differences primarily related to accounts receivable reserves and inventory reserves. Non-current deferred income tax liabilities at March 31, 2015 consist of timing differences primarily related to intangible assets, debt, depreciation and stock compensation.

The Company is no longer subject to IRS audit for periods prior to 2012. We are currently under audit in two state jurisdictions for the years 2005 to 2009. In most other state jurisdictions, we are no longer subject to examination by state tax authorities for years prior to 2008.

We reflect interest and penalties attributable to income taxes, to the extent they arise, as a component of income tax provision or benefit.

The difference between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to ASC 740-10 represents an unrecognized tax benefit. An unrecognized tax benefit is a liability that represents a potential future obligation to the taxing authorities. An unrecognized tax benefit is a liability that represents a potential future obligation to the taxing authorities. As of March 31, 2015, we had $18.6 million included in “Long-term liabilities” on the condensed consolidated balance sheet that represented unrecognized tax benefits, interest and penalties based on evaluation of tax positions. During the three months ended March 31, 2015, we recorded an increase in unrecognized tax benefits of $1.8 million as a result of tax positions taken during the period. We expect that a portion of this total liability could potentially settle in the next 12 months. However, the dollar range for a potential settlement cannot be estimated at this time.

Note 14—Debt:

($ in thousands)	March 31, 2015	December 31, 2014
Senior credit facilities:
Senior secured term loan	$1,856,148	$1,435,837
Senior secured revolving credit facility	—	—
7.375% senior notes	490,000	490,000

	2,346,148	1,925,837
Less unamortized debt discount to senior secured term loan	(8,885)	(7,265)
Less current portion	(18,753)	(14,503)

Long-term debt	$2,318,510	$1,904,069

Senior Credit Facilities

In connection with the Merger, on September 28, 2012, we entered into a credit agreement (the “Credit Agreement”) with a syndicate of banks, led by Bank of America, N.A., as Administrative Agent, Bank of America, N.A., Deutsche Bank Securities, Inc., Goldman Sachs Bank USA, Citigroup Global Markets, Inc., RBC Capital Markets LLC and BMO Capital Markets Corp. as Joint Lead Arrangers and Joint Lead Bookrunners, Deutsche Bank Securities, Inc. and Goldman Sachs Bank USA as Co-Syndication Agents, and Citigroup Global Markets Inc. and RBC Capital Markets LLC as Co-Documentation Agents, to provide senior credit facilities comprised of a seven-year senior secured term loan in an initial aggregate principal amount of $1,055.0 million (the “Term Loan Facility”) and a five-year senior secured revolving credit facility in an initial amount of $150.0 million (the “Revolving Facility” and together with the Term Loan Facility, the “Senior Credit Facilities”). The proceeds of the Revolving Facility are available for general corporate purposes.

The Credit Agreement contains customary representations and warranties, as well as customary events of default, in certain cases subject to reasonable and customary periods to cure, including but not limited to: failure to make payments when due, breach of covenants, breach of representations and warranties, insolvency proceedings, certain judgments and any change of control. The Credit Agreement also contains various customary covenants that, in certain instances, restrict our ability to: (i) create liens on assets; (ii) incur additional indebtedness; (iii) engage in mergers or consolidations with or into other companies; (iv) engage in dispositions of assets, including entering into a sale and leaseback transaction; (v) pay dividends and distributions or repurchase capital stock; (vi) make investments, loans, guarantees or advances in or to other companies; (vii) change the nature of our business; (viii) repay or redeem certain junior indebtedness, (ix) engage in transactions with affiliates; and (x) enter into restrictive agreements. In addition, the Credit Agreement requires us to demonstrate compliance with a maximum senior secured first lien leverage ratio whenever amounts are outstanding under the revolving credit facility as of the last day of any quarterly testing period. All obligations under the Credit Agreement are guaranteed by our material domestic subsidiaries. We were in compliance with all applicable covenants as of March 31, 2015.

The Credit Agreement includes an accordion feature pursuant to which we may increase the amount available to be borrowed by up to an additional $250.0 million (or a greater amount if we meet certain specified financial ratios) under certain circumstances. Repayments of the proceeds of the term loan were due in quarterly installments over the term of the Credit Agreement. Amounts borrowed under the revolving credit facility would be payable in full upon expiration of the Credit Agreement. We are also obligated to pay a commitment fee based on the unused portion of the Revolving Facility.

We are obligated to make mandatory principal prepayments for any fiscal year if the ratio of total amount of outstanding senior secured debt less cash and cash equivalents divided by our consolidated EBITDA is greater than 2.50 to 1.00 as of December 31 of any fiscal year. When the ratio is greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00, we are required to pay 25% of excess cash flows, as defined in the Credit Agreement. When the ratio is greater than 3.00 to 1.00, we are required to pay 50% of excess cash flows in the form of principal prepayments. For the year ended December 31, 2014 we were not obligated to make any mandatory principal prepayments during the first quarter of 2015.

Amendments and additional borrowing—2015

On February 20, 2015, we entered into an amendment to our Senior Credit Facility which was effective as of February 25, 2015. The amendment increased the first lien net leverage levels included in the financial maintenance covenant, which covenant only applies to the extent there are revolving loans, swingline loans or letters of credit (excluding undrawn letters of credit to the extent cash collateralized) outstanding.

On February 25, 2015, we entered into another amendment to our Senior Credit Facility which authorized the funding of a new tranche of term loans (the “Term B-3 Loans”) in an aggregate principal amount of $425.0 million. The terms of the Term B-3 Loans are substantially the same as the terms of the existing Term B-2 Loans, except that (1) the interest rate margins applicable to Term B-3 Loans are 3.25% for LIBOR and 2.25% for base rate, a 25 basis point increase compared to the Term B-2 Loans, and (2) the Term B-3 Loans are subject to a soft call provision applicable to the optional prepayment of the loans which requires a premium equal to 1.00% of the aggregate principal amount of the loans being prepaid if, on or prior to August 25, 2015, the Company enters into certain repricing transactions. Additionally, all voluntary and mandatory prepayments of outstanding term loans must be made pro rata among the Term B-3 Loans and the Term B-2 Loans. Borrowings under the Term B-3 Loans, along with cash on hand, were used to fund the Dividend Recapitalization, as explained in Note 17—“Share-Based Compensation”.

In connection with the transactions described herein, we incurred related transaction costs for the quarter ended March 31, 2015 that totaled $8.2 million which were capitalized as deferred financing costs or debt discount on the condensed consolidated balance sheet.

Repricing of the term loan facility and additional borrowings—2014

On February 20, 2014, in conjunction with our acquisition of Par Sterile, we entered into an amendment to our Senior Credit Facility that refinanced all of the outstanding tranche B-1 term loans of the Borrower (the “Existing Tranche B Term Loans”) with new tranche B-2 term loans (the “New Tranche B Term Loans”) in an aggregate principal amount of $1,055.0 million. The terms of the New Tranche B Term Loans are substantially the same as the terms of the then Existing Tranche B Term Loans, except that (1) the interest rate margins applicable to the New Tranche B Term Loans are 3.00% for LIBOR and 2.00% for base rate, a 25 basis point reduction compared to the Existing Tranche B Term Loans, and (2) the New Tranche B Loans were subject to a soft call provision applicable to the optional prepayment of the loans which would have required a premium equal to 1.00% of the aggregate principal amount of the loans being prepaid if, on or prior to August 20, 2014, the Company entered into certain repricing transactions. Additionally, the maximum senior secured net leverage ratio in compliance with which the Company can incur new incremental debt was increased by 25 basis points to 3.75:1.00.

Additionally, on February 20, 2014, in conjunction with our acquisition of Par Sterile, we also entered into the Incremental Term B-2 Joinder Agreement (the “Joinder”) among us, Holdings, and certain of our subsidiaries, and our lenders. Under the terms of the Joinder, we borrowed an additional $395.0 million of New Tranche B Term Loans from the lenders participating therein for the purpose of consummating our acquisition of Par Sterile.

In connection with the transactions described herein, we incurred related transaction costs for the quarter ended March 31, 2014 that totaled $12.4 million of which $8.2 million were included in operating expenses as selling, general and administrative on the condensed consolidated statements of operations and $4.1 million were capitalized as deferred financing costs or debt discount on the condensed consolidated balance sheet. In accordance with the applicable accounting guidance for debt modifications and extinguishments, approximately $4.0 million of the existing unamortized deferred financing costs were written off in connection with this repricing and included in the condensed consolidated statements of operations as a loss on debt extinguishment.

Refinancing of the term loan facility—2013

On February 6, 2013, the Company, Par Pharmaceutical, Inc., as co-borrower, Sky Growth Intermediate Holdings II Corporation (“Intermediate Holdings”), the subsidiary guarantor party thereto, Bank of America, as administrative agent, and the lenders and other parties thereto modified the Term Loan Facility (as amended, the “New Term Loan Facility”) by entering into Amendment No. 1 (“Amendment No. 1”) to the Credit Agreement.

Amendment No. 1 replaced the existing term loans with a new class of term loans in an aggregate principal amount of $1,066.0 million (the “New Term Loans”). Borrowings under the New Term Loan Facility bore interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either LIBOR (which is subject to a 1.00% floor) or the base rate rate (which is subject to a 2.00% floor). The applicable margin for borrowings under the New Term Loans was 3.25% for LIBOR borrowings and 2.25% for base rate borrowings. Amendment No. 1 provided for a soft call option applicable to the New Term Loans. The soft call option provided for a premium equal to 1.00% of the amount of the outstanding principal if, on or prior to August 6, 2013, the Company entered into certain repricing transactions. The other terms applicable to the New Term Loans were substantially the same terms as the original term loans.

In connection with the transactions described herein, the Company paid a 1.00% soft call premium in an aggregate amount of approximately $10.5 million on the existing term loan in February 2013, a portion of which was capitalized as a discount to the New Term Loan Facility. In accordance with the applicable accounting guidance for debt modifications and extinguishments, approximately $5.9 million of the existing unamortized deferred financing costs and $1.4 million of the related $10.5 million soft call premium were written off in connection with this refinancing and included in the condensed consolidated statements of operations as a loss on debt extinguishment.

Repricing of the revolving facility—2013

The Company and Par Pharmaceutical, Inc., as co-borrower, Intermediate Holdings, the subsidiary guarantor party thereto, Bank of America, as administrative agent, and the lenders and other parties thereto modified the Revolving Credit Facility by entering into Amendment No. 2 (“Amendment No. 2”), dated February 22, 2013, and Amendment No. 3 (“Amendment No. 3” and, together with Amendment No. 2, the “Revolver Amendments”), dated February 28, 2013, to the Credit Agreement.

The Revolver Amendments extend the scheduled maturity of the revolving credit commitments of certain existing lenders (the “Extending Lenders”) who have elected to do so, such extension was effected by converting such amount of the existing revolving credit commitments of the Extending Lenders into a new tranche of revolving credit commitments (the “Extended Revolving Facility”). The Revolver Amendments also set forth the interest rate payable on borrowings outstanding under the Extended Revolving Facility, as described below. The aggregate commitments under the Extended Revolving Facility are $127.5 million and the aggregate commitments under the non-extended portion of the Revolving Facility are $22.5 million. There were no outstanding borrowings from the Revolving Facility or the Extended Revolving Facility as of March 31, 2015.

Borrowings under both the non-extended portion of the Revolving Facility and the Extended Revolving Facility bear interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either LIBOR or the base rate. The initial applicable margin for borrowings under the Extended Revolving Facility is 3.25% for LIBOR borrowings and 2.25% for base rate borrowings. The initial applicable margin for LIBOR and base rate borrowings under the non-extended portion of the Revolving Facility remain at 3.75% and 2.75%, respectively. Borrowings and repayments of loans under the Extended Revolving Facility and the non-extended portion of the Revolving Facility may be made on a non-pro rata basis with one another, and the commitments under the non-extended portion of the Revolving Facility may be terminated prior to the commitments under the Extended Revolving Credit Facility. The Extended Revolving Facility will mature on December 28, 2017. The other terms applicable to the Extended Revolving Credit Facility are substantially identical to those of the Revolving Credit Facility.

7.375% senior notes

In connection with the Merger, on September 28, 2012, we issued $490.0 million aggregate principal amount of 7.375% senior notes due 2020 (the “Notes”). The Notes were issued pursuant to an indenture entered into as of the same date between the Company and Wells Fargo Bank, National Association, as trustee. Interest on the Notes is payable semi-annually on April 15 and October 15, commencing on April 15, 2013. The Notes mature on October 15, 2020.

We may redeem the Notes at our option, in whole or in part on one or more occasions, at any time on or after October 15, 2015, at specified redemption prices that vary by year, together with accrued and unpaid interest, if any, to the date of redemption. At any time prior to October 15, 2015, we may redeem up to 40% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings at a redemption price equal to the sum of (i) 107.375% of the aggregate principal amount thereof, plus (ii) accrued and unpaid interest, if any, to the redemption date. At any time prior to October 15, 2015, we may also redeem the Notes, in whole or in part on one or more occasions, at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest and a specified “make-whole premium.”

The Notes are guaranteed on a senior unsecured basis by our material existing direct and indirect wholly-owned domestic subsidiaries and, subject to certain exceptions, each of our future direct and indirect domestic subsidiaries that guarantees the Senior Credit Facilities or our other indebtedness or indebtedness of the guarantors will guarantee the Notes. Under certain circumstances, the subsidiary guarantors may be released from their guarantees without consent of the holders of Notes.

The Notes and the subsidiary guarantees will be our and the guarantors’ senior unsecured obligations and will (i) rank senior in right of payment to all of our and the subsidiary guarantors’ existing and future subordinated indebtedness; (ii) rank equally in right of payment with all of our and the subsidiary guarantors’ existing and future senior indebtedness; (iii) be effectively subordinated to any of our and the subsidiary guarantors’ existing and future secured debt, to the extent of the value of the assets securing such debt; and, (iv) be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the Notes.

The indenture governing the Notes contains customary representations and warranties, as well as customary events of default, in certain cases subject to reasonable and customary periods to cure, including but not limited to: failure to make payments when due, breach of covenants, a payment default or acceleration equaling $40.0 million or more according to the terms of certain other indebtedness, failure to pay final judgments aggregating in excess of $40.0 million when due, insolvency proceedings, a required guarantee shall cease to remain in full force. The indenture also contains various customary covenants that, in certain instances, restrict our ability to: (i) pay dividends and distributions or repurchase capital stock; (ii) incur additional indebtedness; (iii) make investments, loans, guarantees or advances in or to other companies; (iv) engage in dispositions of assets, including entering into a sale and leaseback transaction; (v) engage in transactions with affiliates; (vi) create liens on assets; (vii) redeem or repay certain subordinated indebtedness; (viii) engage in mergers or consolidations with or into other companies; and, (ix) change the nature of our business. The covenants are subject to a number of exceptions and qualifications. Certain of these covenants will be suspended during any period of time that (1) the Notes have Investment Grade Ratings (as defined in the indenture) from both Moody’s Investors Service, Inc. and Standard & Poor’s, and (2) no default has occurred and is continuing under the indenture. In the event that the Notes are downgraded to below an Investment Grade Rating, the Company and certain subsidiaries will again be subject to the suspended covenants with respect to future events. We were in compliance with all covenants as of March 31, 2015.

PPCI is the sole issuer of the Notes. The Notes are guaranteed on a senior unsecured basis by PPCI’s material direct and indirect wholly-owned domestic subsidiaries. The guarantees are full and unconditional and joint and several. PPCI has no independent assets or operations. Each of the subsidiary guarantors is 100% owned by PPCI and all non-guarantor subsidiaries of PPCI are minor subsidiaries.

Debt maturities as of March 31, 2015

Debt maturities as of March 31, 2015	($ in thousands)
Remainder of 2015	14,065
2016	18,753
2017	18,753
2018	18,753
2019	1,785,824
2020	490,000

Total debt at March 31, 2015	$2,346,148

Note 15—Derivative instruments and hedging activities:

Risk management objective of using derivatives

We are exposed to certain risks arising from global economic conditions. We manage economic risks, including interest rate risk, primarily through the use of derivative financial instruments. All derivatives are carried at fair value on our consolidated balance sheets. We do not enter into speculative derivatives. Specifically, we enter into derivative financial instruments to manage exposures that arise from payment of future known and uncertain cash amounts related to our borrowings, the value of which are determined by LIBOR interest rates. We may net settle any of our derivative positions under agreements with our counterparty, when applicable.

Cash flow hedges of interest rate risk via interest rate caps

Our objective in using interest rate derivatives is to add certainty to interest expense amounts and to manage our exposure to interest rate movements, specifically to protect us from variability in cash flows attributable to changes in LIBOR interest rates. To accomplish this objective, we primarily use interest rate caps as part of our interest rate risk management strategy. Interest rate caps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if LIBOR exceeds the strike rate in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. We entered into such derivatives to hedge the variable cash flows associated with existing variable-rate debt under our Credit Agreement. We assess effectiveness and the effective portion of changes in the fair value of derivatives designated and qualified as cash flow hedges for financial reporting purposes is recorded in “Accumulated other comprehensive loss” on our consolidated balance sheet and will be subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Any ineffective portion of the change in fair value of the derivatives would be recognized directly in earnings.

Interest rate caps

As of March 31, 2015, we had eight outstanding interest rate caps with two counterparties with various termination dates and notional amounts, which we deemed to be effective for accounting purposes. These derivatives had a combined notional value of $750.0 million, with effective dates as of either September 30, 2013 or 2014, and with termination dates each September 30th beginning in 2015 and ending in 2018. Consistent with the terms of the Credit Agreement, the interest rate caps have a strike of 1% which matches the LIBOR floor of 1.0% on the debt. The premium is deferred and paid over the life of the instrument. The effective annual interest rate related to these interest rate caps was a fixed weighted average rate of approximately 4.8% at March 31, 2015. These instruments are designated for accounting purposes as cash flow hedges of interest rate risk related to our Credit Agreement. Future payments under these interest rate caps will be reflected as interest expense on our condensed consolidated statements of operations. In addition, amounts reported in “Accumulated other comprehensive loss” on our condensed consolidated balance sheet related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt under the Credit Agreement. Approximately 47% of our total outstanding debt at March 31, 2015 remains subject to variability in cash flows attributable to changes in LIBOR interest rates.

During the next twelve months, we estimate that $5.6 million will be reclassified from “Accumulated other comprehensive loss” on our condensed consolidated balance sheet at March 31, 2015 to interest expense.

Fair value

As of the effective date, we designated the interest rate swap agreements as cash flow hedges. As cash flow hedges, unrealized gains are recognized as assets while unrealized losses are recognized as liabilities. The interest rate swap agreements are highly correlated to the changes in LIBOR interest rates. The effective portion of such gains or losses is recorded as a component of accumulated other comprehensive income or loss, while the ineffective portion of such gains or losses will be recorded as a component of interest expense. As of March 31, 2015, we recorded $8.4 million (or $5.4 million, net of tax) as part of “Accumulated other comprehensive loss” on our condensed consolidated balance sheet. Future realized gains and losses in connection with each required interest payment will be reclassified from Accumulated other comprehensive loss to interest expense.

We elected to use the income approach to value the derivatives, using observable Level 2 market expectations at each measurement date and standard valuation techniques to convert future amounts to a single present amount (discounted) assuming that participants are motivated, but not compelled to transact. Level 2 inputs for the cap valuations are limited to quoted prices for similar assets or liabilities in active markets (specifically futures contracts) and inputs other than quoted prices that are observable for the asset or liability (specifically LIBOR cash and swap rates, volatility and credit risk at commonly quoted intervals). Mid-market pricing is used as a practical expedient for fair value measurements. Key inputs for valuation models include the cash rates, futures rates, swap rates, credit rates and interest rate volatilities. Reset rates, discount rates and volatilities are interpolated from these market inputs to calculate cash flows as well as to discount those future cash flows to present value at each measurement date. Refer to Note 7 for additional information regarding fair value measurements.

The fair value of our derivative instruments measured as outlined above as of March 31, 2015 was as follows:

($ in thousands) Description	March 31, 2015	Quoted prices level 1	Significant other observable inputs level 2	Significant other unobservable inputs level 3
ASSETS
Current Assets
Derivatives	$—	$—	$—	$—

	$—	$—	$—	$—

LIABILITIES
Current Liabilities
Derivatives	$(8,407)	$—	$(8,407)	$—

	$(8,407)	$—	$(8,407)	$—

The following table summarizes the fair value and presentation in our condensed consolidated balance sheets for derivative instruments as of March 31, 2015 and December 31, 2014:

	Asset derivatives			Liability derivatives
	Balance sheet	March 31, 2015	December 31, 2014	Balance sheet	March 31, 2015	December 31, 2014
($ in thousands)	location	Fair value	Fair value	location	Fair value	Fair value
Derivatives designated as hedging instruments under ASC 815
Interest rate cap				Other Current
contracts		$—	$—	Liabilities	$(5,568)	(5,763)
Interest rate cap				Other Non-Current
contracts		—	—	(Liabilities)	(2,839)	(138)
Interest rate cap contracts				Other Assets	—	201

Total derivatives designated as hedging instruments under ASC 815		$—	$—		$(8,407)	$(5,700)

Total derivatives		$—	$—		$(8,407)	$(5,700)

The following tables summarize our eight interest cap agreements with two counterparties. We separately record the short-term and long-term portion of our derivatives. As of March 31, 2015, each agreement represented a net liability and none of our interest cap agreements represented a net asset:

($ in thousands)	Offsetting of derivative liabilities as of March 31, 2015
				Gross amounts not offset in the statement of financial position
Description	Gross amounts of recognized liabilities	Gross amounts offset in the statement of financial position	Net amounts of liabilities presented in the statement of financial position	Financial instruments	Cash collateral pledged	Net amount
Derivatives by counterparty
Counterparty 1	$(5,635)	$—	$(5,635)	$—	$—	$(5,635)
Counterparty 2	(2,772)	—	(2,772)	—	—	(2,772)

Total	$(8,407)	$—	$(8,407)	$—	$—	$(8,407)

The following table summarizes information about the fair values of our derivative instruments on the condensed consolidated statements of other comprehensive loss for the three months ended March 31, 2015 and March 31, 2014 (Pre-tax):

	Three months ended
($ in thousands)	March 31, 2015	March 31, 2014
Other Comprehensive Loss Rollforward:
Beginning Balance Gain/(Loss) (Pre-tax)	$(5,700)	$(1,189)
Amount Recognized in Other Comprehensive Loss on Derivative (Pre-tax)	(4,165)	(1,893)
Amount Reclassified from Other Comprehensive Loss into Interest Expense (Pre-tax)	1,458	992

Ending Balance Gain/(Loss) (Pre-tax)	$(8,407)	$(2,090)

The following table summarizes the effect and presentation of derivative instruments, including the effective portion or ineffective portion of our cash flow hedges, on the condensed consolidated statements of operations for the periods ending March 31, 2015 and 2014:

($ in thousands)	The effect of derivative instruments on the statement of financial performance For the three months ended March 31, 2015 and March 31, 2014
Derivatives in ASC 815 cash flow	Amount of gain or (loss) recognized in other comprehensive income (loss) on derivative (effective portion)		Location of gain or (loss) reclassified from accumulated other comprehensive income (loss) into income (loss)	Amount of gain or (loss) reclassified from accumulated other comprehensive income into income (loss) (effective portion)		Location of gain or (loss) recognized in income (loss) on derivative (ineffective	Amount of gain or (loss) recognized in income on derivative (ineffective portion)
hedging relationships	2015	2014	(effective portion)	2015	2014	portion)	2015	2014
Interest rate cap contracts	$(4,165)	$(1,893)	Interest Expense	$(1,458)	$(992)	Interest Expense	$—	$—

Total	$(4,165)	$(1,893)		$(1,458)	$(992)		$—	$—

Note 16—Changes in stockholders’ equity:

Changes in our Common Stock, Additional Paid-In Capital and Accumulated Other Comprehensive Loss accounts during the three-month period ended March 31, 2015 were as follows:

			Additional	Accumulated other
	Common stock		paid-in	comprehensive
(share amounts and $ in thousands)	Shares	Amount	capital	loss
Balance, December 31, 2014	784,335	$784	$835,880	$(3,648)
Unrealized loss on cash flow hedges, net of tax	—	—	—	(2,666)
Less: reclassification adjustment for net losses included in net income, net of tax	—	—	—	934
Compensatory arrangements	—	—	5,213	—
Proceeds from issuance of stock	151	—	415	—
Stock-based compensation plan settlements	(234)	—	(13)	—
Dividends paid and dividend-equivalent payments, net of tax	—	—	(517,667)	—

Balance, March 31, 2015	784,252	$784	$323,828	$(5,380)

Note 17—Share-based compensation:

We account for share-based compensation as required by ASC 718-10, Compensation—Stock Compensation, (“ASC 718-10”) which requires companies to recognize compensation expense in the amount equal to the fair value of all share-based payments granted to employees. Under ASC 718-10, we recognize share-based compensation ratably over the service period applicable to the award. ASC 718-10 also requires that excess tax benefits be reflected as financing cash flows. The share-based compensation expense relating to all awards noted below has been pushed down from Holdings to PPCI.

Accounting for option modifications, dividend-equivalent payments and other discretionary bonuses

In February 2015, we amended our Credit Agreement, which included borrowings in an aggregate principal amount of $425 million that along with cash on hand, were used to fund a special nonrecurring cash dividend of approximately $494.3 million to the stockholders of Holdings, non-forfeitable dividend-equivalent payments to stock option holders totaling approximately $36.5 million, and special discretionary dividend-equivalent bonuses totaling approximately $4.2 million to employees granted awards under Long-term Cash Incentive Award Agreements, and related financing fees and expenses of approximately $7.7 million (these actions are defined as the “Dividend Recapitalization”).

Pursuant to the terms of the Sky Growth Holdings Corporation 2012 Equity Incentive Plan (the “Plan”), stock option holders are entitled to antidilution protection upon equity restructurings as defined ASC 718, including a recapitalization through a large nonrecurring dividend as noted above. The form of such antidilution protection is at the discretion of the Holdings Board of Directors acting as the Plan Administrator. Accordingly, the Plan Administrator provided each stock option holder the required antidilution protection either through a dividend-equivalent payment, a reduction of the exercise price of the applicable stock option awards or a combination thereof. We did not record a charge for the modification of the exercise price for unvested awards and/or the dividend-equivalent payments as these modifications were provided for by the terms of the Plan.

In connection with dividend-equivalent payments related to unvested stock option awards, we recorded a charge to accelerate a portion of unrecognized compensation expense in the first quarter of 2015 totaling approximately $2.7 million.

The special discretionary dividend-equivalent bonuses totaling approximately $4.2 million paid to certain employees granted awards under Long-term Cash Incentive Award Agreements were recorded as compensation expense in the first quarter of 2015 as these payments were not required under any related plan or agreement.

Common stock valuation—February 3, 2015—$3.40

In the absence of a public market for Holdings common shares, the board of directors took reasonable actions to make estimates of the fair value of a share of Holdings common stock at February 3, 2015. The board of directors determined the fair value of Holdings common stock using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants (the “AICPA”), Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation, or the AICPA Practice Guide. The board of directors, with the assistance of an independent third party valuation specialist firm, determined and approved a fair value for each share of Holdings common stock of $3.40.

Factors considered by the board of directors in establishing the fair value of our Holdings common stock as of February 3, 2015 included the following: (i) the planned Initial Public Offering for Holdings; (ii) available cash, financial condition and results of operations since December 23, 2014, including the continuing success of a number of products that launched in 2014; (iii) the continued success of integrating the Par Sterile acquisition into our operations; (iv) the estimated valuation range of $3.13 to $3.68 per Holdings common share as derived from a report by the independent third party valuation specialist firm; (v) our expected operating performance; and (vi) market conditions for pharmaceutical company stocks in general.

Stock options

In January 2015, the Holdings Board of Directors authorized the grants of approximately 2.8 million stock options to purchase shares of Holdings’ Stock pursuant to the Plan at an exercise price of $2.56 to certain employees. The estimated fair market value of Holdings’ Stock used in the valuation of these stock option grants was $3.40. The stock option grants were divided into two tranches of stock options. Tranche 1 of the options will vest in increments of 33.33% on each of the first, second, and third anniversaries of the “Vesting Commencement Date” as defined in each stock option agreement, provided that each employee remains in continuous employment with the Company through such dates. Tranche 2 of the options (the “Performance Options”) will vest in increments of 33.33%, subject to the employee remaining in continuous employment with the Company through the applicable anniversary of the Vesting Commencement Date and to the Company’s achievement of specified annual EBITDA targets for 2015 through 2017. If an applicable portion of the Performance Options do not vest based on the achievement of the specified annual EBITDA target for a particular year, such portion will be eligible to vest in the next succeeding fiscal year if a two-year cumulative EBITDA target is met (other than with respect to 2017, for which there is no two-year cumulative EBITDA target). In circumstances where the specified annual or bi-annual EBITDA targets are not met, Tranche 2 options may also vest in amounts of either 50% or 100% of the original award in the event of an initial public offering or other sale of Holdings to a third party buyer (a market condition) that returns a specified level of proceeds calculated as a multiple of its investment in Holdings by the Sponsor.

In 2014, in view of the limited number of shares remaining in the Plan and in order to enhance the Company’s ability to retain employees and to increase the mutuality of interests between employees and stockholders, the Board of Directors of Holdings amended the Plan to increase the maximum number of shares of Holdings Common Stock, $0.001 par value per share (the “Stock”) that may be delivered in satisfaction of, or may underlie, awards under the Plan, including stock options (the “Pool”), by 8,750,000 shares of Stock. At March 31, 2015, approximately 0.2 million total shares of Stock were available for future issuances from the Pool.

In addition, during 2014, the Holdings Board of Directors authorized the additional grants of options to purchase shares of Holdings’ Stock pursuant to the Plan at an exercise price of $1.40 (equal to the estimated fair market value of Holdings’ Stock) to certain employees and a member of Holdings Board. The stock option grants are roughly divided into two tranches of stock options. Tranche 1 of the options will vest in equal increments of 25% on each of the first, second, third, and fourth anniversaries of the “Vesting Commencement Date” as defined in each stock option agreement, provided that each employee remains in continuous employment with the Company through such dates. Tranche 2 of the options (the “Performance Options”) will vest in equal increments of 25%, subject to the employee remaining in continuous employment with the Company through the applicable anniversary of the Vesting Commencement Date and to the Company’s achievement of specified annual EBITDA targets for 2014 through 2017. If an applicable portion of the Performance Options do not vest based on the achievement of the specified annual EBITDA target for a particular year, such portion will be eligible to vest in the next succeeding fiscal year if a two-year cumulative EBITDA target is met (other than with respect to 2017, for which there is no two-year cumulative EBITDA target). In circumstances where the specified annual or bi-annual EBITDA targets are not met, Tranche 2 options may also vest in amounts of either 50% or 100% of the original award in the event of an initial public offering or other sale of Holdings to a third party buyer (a market condition) that returns a specified level of proceeds calculated as a multiple of its investment in Holdings by the Sponsor.

In conjunction with the Merger, certain senior level employees of the Company were granted stock options in Holdings, effectively granted as of September 28, 2012, under the terms of the Plan.

Each employee received two equal tranches of stock options. Tranche 1 options vest based upon continued employment over a five year period, ratably 20% each annual period. Our policy is to recognize expense for this type of award on a straight-line basis over the requisite service period for the entire award (5 years). Tranche 2 options vest based upon continued employment and the Company achieving specified annual or bi-annual EBITDA targets. Compensation expense will be recognized on a graded vesting schedule. In circumstances where the specified annual or bi-annual EBITDA targets are not met, Tranche 2 options may also vest in amounts of either 50% or 100% of the original award in the event of an initial public offering or other sale of Holdings to a third party buyer (a market condition) that returns a specified level of proceeds calculated as a multiple of its investment in Holdings by the Sponsor.

We used the Black-Scholes stock option pricing model to estimate the fair value of all Tranche 1 options and Tranche 2 options without a market condition (i.e., Tranche 2 options with service and performance conditions only) on each grant date.

The Tranche 2 options with a market condition were valued using a Monte Carlo simulation. The Monte Carlo simulation developed a range of projected outcomes of the market condition by projecting potential share prices over a 5 year simulation and determining if the share price had reached the specified level of proceeds stipulated in the equity plan. Millions of simulations were run as the basis to conclude on the fair value of the Tranche 2 options with market condition as the average of present value of the payoffs across all simulations.

We used the Black-Scholes stock option pricing model to estimate the fair value of Tranche 1 and Tranche 2 without a market condition (service and performance conditions only) stock option awards issued during the three-month period ended March 31, 2015 with the following weighted average assumptions:

Three months ended
March 31, 2015
TRANCHE 1
Risk-free interest rate	1.5%
Expected life (in years)	6.0
Expected volatility	46.0%
Dividend per share, as applicable	$0.63
Adjusted exercise price, as applicable	$1.93
Adjusted estimate of price per Holdings common share	$2.77

Three months ended
March 31, 2015
TRANCHE 2
Risk-free interest rate	1.5%
Expected life (in years)	6.2
Expected volatility	46.0%
Dividend per share, as applicable	$0.63
Adjusted exercise price, as applicable	$1.93
Adjusted estimate of price per Holdings common share	$2.77

A summary of the calculated estimated grant date fair value per option is as follows:

	Three months ended
	March 31,	March 31,
Fair value of stock options	2015	2014
TRANCHE 1	$1.66	$0.67
TRANCHE 2 without market condition	$1.68	$0.68
TRANCHE 2 with market condition	$1.39	$0.76

For Tranche 2 options, each quarter we will evaluate the probability of the Company achieving the annual or the bi-annual EBITDA targets (“Vesting Event A”) and the probability of an initial public offering or other sale of the Company to a third party buyer (“Vesting Event B”). If it is probable that the Company will achieve Vesting Event A, then the Company will recognize expense for Tranche 2 options at the per option value noted above with any necessary adjustments to expense to be equal to the ratable expense as of the end of that particular quarter end. If it is probable that the Company will achieve Vesting Event B, but not Vesting Event A, then the Company will recognize expense for Tranche 2 options at the per option value (which is the fair value taking into account the market condition) noted above with any necessary adjustment to expense to be equal to the ratable expense as of the end of that particular quarter end.

We granted a member of the Board of Directors of Holdings stock options in Holdings during 2013 under similar terms as the Tranche 1 options granted as of September 28, 2012 under the Plan. These stock options vest based upon continued service over an approximate five year period, ratably 20% each period ending September 28th. We will recognize expense on a straight-line basis over the requisite service period for the entire award. The share-based compensation expense relating to the award has been pushed down from Holdings to the Company. We used the Black-Scholes stock option pricing model to estimate the fair value of the stock option awards.

Set forth below is the impact on our results of operations of recording share-based compensation from stock options ($ amounts in thousands):

	Three months ended
	March 31,	March 31,
	2015	2014
Cost of goods sold	$253	$89
Selling, general and administrative	4,928	830

Total, pre-tax	$5,181	$919
Tax effect of share-based compensation	(1,865)	(340)

Total, net of tax	$3,316	$579

The following is a summary of our stock option activity (shares and aggregate intrinsic value in thousands):

	Shares	Weighted average exercise price		Weighted average remaining life	Aggregate Intrinsic Value
TRANCHE 1
Balance at December 31, 2014	27,864	$1.09
Granted	1,399	2.14	(1)
Exercised	—	—
Forfeited	—	—

Balance at March 31, 2015	29,263	$0.99	(1)	8.0	$52,088

Exercisable at March 31, 2015	9,843	$1.05		7.8	$16,889

Vested and expected to vest at March 31, 2015	28,940	$1.01	(1)	8.1	$50,934

	Shares	Weighted average exercise price		Weighted average remaining life	Aggregate intrinsic value
TRANCHE 2
Balance at December 31, 2014	26,924	$1.09
Granted	1,399	2.14	(1)
Exercised	(60)	1.00
Forfeited	—	—

Balance at March 31, 2015	28,263	$0.99(1)		8.0	$50,308
Exercisable at March 31, 2015	9,393	$1.05		7.8	$16,193

Vested and expected to vest at March 31, 2015	27,755	$1.01	(1)	8.0	$48,849

(1)	The Weighted Average Exercise Price associated with Granted, Balance at March 31, 2015 and Vested and expected to vest at March 31, 2015 reflect the reduction of the exercise price of the applicable stock option awards as a form of antidilution protection required as part of the Dividend Recapitalization.

Rollover options

As part of the Merger, certain employees of the Company were given the opportunity to exchange their stock options in PPCI for stock options in Holdings (“Rollover Stock Options”). TPG was not legally or contractually required to replace Predecessor stock options with Holdings stock options, therefore the Rollover Stock Options were not part of the purchase price. The ratio of exchange was based on the intrinsic value of PPCI options at September 28, 2012.

The term of the Predecessor stock options exchanged for Holdings stock options were not extended. All Rollover Stock Options maintained their 10 year term from original grant date.

All of the Rollover Stock Options were either vested prior to September 27, 2012 or were accelerated vested on September 27, 2012 (date of PPCI shareholders’ meeting that approved PPCI’s acquisition by TPG) in accordance with the terms of PPCI stock option agreements. No additional vesting conditions were imposed on the holders of the Rollover Stock Options. All remaining unrecognized share-based compensation expense associated with the Rollover Stock Options was recognized in the period ended September 28, 2012.

The following is a summary of our Rollover Stock Options activity (shares and aggregate intrinsic value in thousands):

	Shares	Weighted average exercise price	Weighted average remaining life	Aggregate intrinsic value
Balance at December 31, 2014	17,083	$0.25
Granted	—	—
Exercised	(205)	0.25
Forfeited	(34)	0.25

Balance at March 31, 2015	16,844	$0.25	5.2	$42,447

Exercisable at March 31, 2015	16,844	$0.25	5.2	$42,447

Restricted stock

In January 2015, we granted a member of the Board of Directors of Holdings approximately 20 thousand restricted stock units (“RSUs”) with a time-based service condition.

In conjunction with the Merger, certain senior level employees were granted RSUs in Holdings.

Each RSU has only a time-based service condition and will vest no later than the fifth anniversary of the grant date (September 28, 2017) upon fulfillment of the service condition.

The fair value of each RSU is based on fair value of each share of Holdings common stock on the grant date. The RSUs are classified as equity awards. The total calculated value, net of estimated forfeitures, will be recognized ratably over each vesting period.

Set forth below is the impact on our results of operations of recording share-based compensation from RSUs for the three-month periods ended March 31, 2015 and 2014 ($ in thousands):

	Three months ended
	March 31, 2015	March 31, 2014
Cost of goods sold	$—	$—
Selling, general and administrative	32	23

Total, pre-tax	$32	$23
Tax effect of stock-based compensation	(12)	(9)

Total, net of tax	$20	$14

The following is a summary of our RSU activity for the three-month period ended March 31, 2015 (shares and aggregate intrinsic value in thousands):

	Shares	Weighted average grant price	Aggregate intrinsic value
Balance at December 31, 2014	325	$1.00
Granted	20		2.56
Vested	—	—
Forfeited	—	—

Non-vested restricted stock unit balance at March 31, 2015	345	$1.09	$956

Long-term cash incentive awards

In conjunction with the Merger, certain employees were granted awards under Long-term Cash Incentive Award Agreements from Holdings. Each participant has the potential to receive a cash award based on specific achievements in the event of a transaction (e.g., initial public offering or sale of the company to a third party buyer) that returns a specified level of proceeds calculated as a multiple of the equity invested in the Company by the Sponsor. There is no vesting period under the related Long-term Cash Incentive Award Agreements. The grantees must be employed by Holdings and its subsidiaries at the time of a transaction event in order to be eligible for a cash payment.

These awards are accounted for in accordance with ASC 450 and will be evaluated quarterly. If information available before the financial statements are issued indicates that it is probable that a liability had been incurred at the date of the financial statements then an accrual shall be made for the estimated cash payout. No amount was accrued for the Long-term Cash Incentive Award Agreements at March 31, 2015. As noted above, in February 2015, special discretionary dividend-equivalent bonuses totaling approximately $4.2 million were paid to employees granted awards under the related Long-term Cash Incentive Award Agreements and such amount was recorded as compensation expense in the first quarter of 2015.

Note 18—Commitments, contingencies and other matters:

Legal proceedings

Our legal proceedings are complex and subject to significant uncertainties. As such, we cannot predict the outcome or the effects of the legal proceedings described below. While we believe that we have valid claims and/or defenses in the litigations described below, litigation is inherently unpredictable, and the outcome of these proceedings could include substantial damages, the imposition of substantial fines, penalties, and injunctive or administrative remedies. For proceedings where losses are both probable and reasonably estimable, we have accrued for such potential loss as set forth below. Such accruals have been developed based upon estimates and assumptions that have been deemed reasonable by management, but the assessment process relies heavily on estimates and assumptions that may ultimately prove to be inaccurate or incomplete, and unknown circumstances may exist or unforeseen events occur that could lead us to change those estimates and assumptions. Unless otherwise indicated below, at this time we are not able to estimate the possible loss or range of loss, if any, associated with these legal proceedings. In general, we intend to continue to vigorously prosecute and/or defend these proceedings, as appropriate; however, from time to time, we may settle or otherwise resolve these matters on terms and conditions that we believe are in the best interests of the Company. Resolution of any or all claims, investigations, and legal proceedings, individually or in the aggregate, could have a material adverse effect on our results of operations and/or cash flows in any given accounting period or on our overall financial condition.

Patent related matters

On April 28, 2006, CIMA Labs, Inc. (“CIMA”) and Schwarz Pharma, Inc. (“Schwarz Pharma”) filed separate lawsuits against us in the U.S. District Court for the District of New Jersey. CIMA and Schwarz Pharma each have alleged that we infringed U.S. Patent Nos. 6,024,981 (the “’981 patent”) and 6,221,392 (the “’392 patent”) by submitting a Paragraph IV certification to the FDA for approval of alprazolam orally disintegrating tablets. The complaints generally seek (i) a finding of infringement, validity and/or enforceability; (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit; and (iii) unspecified damages. On July 10, 2008, the U.S. Patent and Trademark Office (“USPTO”) rejected all claims pending in both the ‘392 and ‘981 patents. On September 28, 2009, the USPTO’s Patent Trial and Appeal Board (“PTAB”) affirmed the Examiner’s rejection of all claims in the ‘981 patent, and on March 24, 2011, the PTAB affirmed the rejections pending for both patents and added new grounds for rejection of the ‘981 patent. On June 24, 2011, the plaintiffs re-opened prosecution on both patents at the USPTO. On May 13, 2013, the PTAB reversed outstanding rejections to the currently pending claims of the ’392 patent reexamination application and affirmed a conclusion by the Examiner that testimony offered by the patentee had overcome other rejections. On September 20, 2013, a reexamination certificate was issued for the ’392 patent, and on January 9, 2014, a reexamination certificate was issued for the ’981 patent, each incorporating narrower claims than the respective originally-issued patent. We intend to vigorously defend this lawsuit and pursue our counterclaims.

Unimed and Laboratories Besins Iscovesco filed a lawsuit on August 22, 2003 against Paddock Laboratories, Inc. in the U.S. District Court for the Northern District of Georgia alleging patent infringement as a result of Paddock’s submitting an ANDA with a Paragraph IV certification seeking FDA approval of testosterone 1% gel, a generic version of Unimed Pharmaceuticals, Inc.’s Androgel®. On September 13, 2006, we acquired from Paddock all rights to the ANDA, and the litigation was resolved by a settlement and license agreement that permits us to launch the generic version of the product no earlier than August 31, 2015, and no later than February 28, 2016, assuring our ability to market a generic version of Androgel® well before the expiration of the patents at issue. On January 30, 2009, the Bureau of Competition for the FTC filed a lawsuit against us in the U.S. District Court for the Central District of California, subsequently transferred to the Northern District of Georgia, alleging violations of antitrust laws stemming from our court-approved settlement, and several distributors and retailers followed suit with a number of private plaintiffs’ complaints beginning in February 2009. The FTC complaint generally seeks (i) a finding that our agreements with co-defendants violate Section 5(a) of the Federal Trade Commission Act; and (ii) a permanent injunction against our ability to engage in such conduct in the future. The private plaintiffs’ complaints generally seek (i) equitable relief; and (ii) single, treble, and/or multiple unspecified damages and costs. On February 23, 2010, the District Court granted our motion to dismiss the FTC’s claims and granted in part and denied in part our motion to dismiss the claims of the private plaintiffs. On September 28, 2012, the District Court granted our motion for summary judgment against certain of the private plaintiffs’ claims. On June 10, 2010, the FTC appealed the District Court’s dismissal of the FTC’s claims to the U.S. Court of Appeals for the 11th Circuit. On April 25, 2012, the Court of Appeals

affirmed the District Court’s decision. On June 17, 2013, the Supreme Court of the United States reversed the Court of Appeals’ decision and remanded the case to the U.S. District Court for the Northern District of Georgia for further proceedings. On October 23, 2013, the District Court issued an order on indicative ruling on a request for relief from judgment, effectively remanding to the District Court the appeal of the grant of our motion for summary judgment against certain of the private plaintiffs’ claims and holding those claims in abeyance while the remaining issues pending before the Court are resolved. We believe we have complied with all applicable laws in connection with the court-approved settlement and intend to continue to vigorously defend these actions.

On September 13, 2007, Santarus, Inc. and The Curators of the University of Missouri (“Missouri”) filed a lawsuit against us in the U.S. District Court for the District of Delaware alleging infringement of U.S. Patent Nos. 6,699,885; 6,489,346; and 6,645,988 because we submitted an ANDA with a Paragraph IV certification seeking FDA approval of 20 mg and 40 mg omeprazole/sodium bicarbonate capsules. On December 20, 2007, Santarus and Missouri filed a second lawsuit alleging infringement of the patents because we submitted an ANDA with a Paragraph IV certification seeking FDA approval of 20 mg and 40 mg omeprazole/sodium bicarbonate powders for oral suspension. The complaints generally sought (i) a finding of infringement, validity, and/or enforceability; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in- suit. On October 20, 2008, plaintiffs amended their complaint to add U.S. Patent Nos. 6,780,882 and 7,399,722. On April 14, 2010, the District Court ruled in our favor, finding that the plaintiffs’ patents were invalid as being obvious and without adequate written description. On July 1, 2010, we launched our 20 mg and 40 mg generic omeprazole/sodium bicarbonate capsules product. Santarus and Missouri appealed the District Court’s decision to the U.S. Court of Appeals for the Federal Circuit, and we cross-appealed the District Court’s decision of enforceability of plaintiffs’ patents. On September 4, 2012, the Court of Appeals reversed the District Court’s finding of invalidity and remanded to the District Court for further proceedings, and we ceased further distribution of our 20 mg and 40 mg generic omeprazole/sodium bicarbonate capsules product. Santarus was acquired by Salix Pharmaceuticals, Inc. on January 2, 2014. On September 22, 2014, we entered into a settlement agreement with Salix, Santarus and Missouri to resolve all claims relating to this matter, and the dismissal stipulation was entered on September 26, 2014. As part of the settlement, Salix, Santarus and Missouri released all claims against us in exchange for a payment of $100.0 million. We recorded a charge of $91.0 million in the third quarter of 2014 in addition to the $9.0 million previously accrued.

On April 29, 2009, Pronova BioPharma ASA (“Pronova”) filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 5,502,077 and 5,656,667 because we submitted an ANDA with a Paragraph IV certification seeking FDA approval of omega-3-acid ethyl esters oral capsules. On May 29, 2012, the District Court ruled in favor of Pronova in the initial case, and we appealed to the U.S. Court of Appeals for the Federal Circuit on June 25, 2012. On September 12, 2013, the Court of Appeals ruled in our favor, reversing the lower District Court decision. On March 5, 2014, judgment in our favor was formally entered in the District Court. On April 16, 2014, Pronova petitioned for writ of certiorari to the U.S. Supreme Court, which was denied on October 6, 2014.

On August 10, 2011, Avanir Pharmaceuticals, Inc. et al. (“Avanir”) filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 7,659,282 and RE38,115 because we submitted an ANDA with a Paragraph IV certification seeking FDA approval of oral capsules of 20 mg dextromethorphan hydrobromide and 10 mg quinidine sulfate. The complaint generally seeks (i) a finding of infringement, validity, and/or enforceability; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. Our case was consolidated with those of other defendants, Actavis, Impax, and Wockhardt. On September 12, 2012, Avanir filed an additional complaint against us, adding U.S. Patent No. 8,227,484 to the case and seeking the same relief as the first complaint. A bench trial was held from September 9-13 and October 15, 2013. On April 30, 2014, a decision was entered in favor of Avanir. On

August 20, 2014, the Court issued an order requiring that Avanir delist the ‘115 patent, leaving only the ‘484 and ‘282 to be addressed on appeal. We filed our notice of appeal following resolution of the delisting claim on September 12, 2014. We intend to prosecute our appeal of this decision vigorously.

On September 1, 2011, we, along with EDT Pharma Holdings Ltd. (now known as Alkermes Pharma Ireland Limited) (Elan), filed a complaint against TWi Pharmaceuticals, Inc. (“TWi”) of Taiwan in the U.S. District Court for the District of Maryland alleging infringement of U.S. Patent No. 7,101,576 because TWi filed an ANDA with a Paragraph IV certification seeking FDA approval of a generic version of Megace® ES. Our complaint seeks (i) a finding of infringement, validity, and/or enforceability; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. A bench trial was held from October 7-15, 2013. On February 21, 2014, the District Court issued a decision in favor of TWi, finding all asserted claims of the ‘576 patent invalid for obviousness, and we appealed to the U.S. Court of Appeals for the Federal Circuit. On August 12, 2014, the District Court granted our motion for preliminary injunction enjoining TWi’s launch of its generic product pending disposition of the case on appeal, requiring us to post a $10.0 million bond. On December 3, 2014, the Federal Circuit reversed the District Court’s decision, remanding for further findings of fact. On March 9, 2015, the District Court granted our motion for preliminary injunction enjoining TWi’s launch of its generic product pending disposition of the case on remand, requiring us to post a $6.0 million bond. We intend to continue to vigorously pursue our case.

On April 4, 2012, AR Holding Company, Inc. filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 7,619,004; 7,601,758; 7,820,681; 7,915,269; 7,964,647; 7,964,648; 7,981,938; 8,093,296; 8,093,297; and 8,097,655 (subsequently adding U.S. Patent Nos. 8,415,395 and 8,415,396) because we submitted an ANDA with a Paragraph IV certification seeking FDA approval of oral tablets of 0.6 mg colchicine. On November 1, 2012, Takeda Pharmaceuticals was substituted as the plaintiff and real party-in-interest in the case. On August 30, 2013, Takeda filed a second complaint in view of the same filing adding to the dispute U.S. Patent Nos. 7,906,519; 7,935,731; 7,964,648; 8,093,297; and 8,093,298. The complaint generally seeks (i) a finding of infringement, validity, and/or enforceability; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. On August 30, 2013, Takeda filed a new complaint against us in view of our change of the ANDA’s labeled indication. We intend to defend these actions vigorously.

On October 25, 2012, Purdue Pharma L.P. (“Purdue”) and Transcept Pharmaceuticals (“Transcept”) filed a lawsuit against us in the U.S. District Court for the District of New Jersey. The complaint alleged infringement of U.S. Patent Nos. 8,242,131 and 8,252,809 because we submitted an ANDA with a Paragraph IV certification seeking FDA approval of zolpidem tartrate sublingual tablets 1.75 and 3.5 mg. The complaint generally seeks (i) a finding of infringement, validity, and/or enforceability; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. On November 24, 2014, we reached an agreement with Purdue and Transcept to stay our case contingent upon our agreement to be bound by the District Court’s decision in Transcept’s trial against Actavis and Novel Laboratories, which commenced December 1, 2014. On March 27, 2015, the District Court issued an opinion in favor of Actavis and Novel Laboratories, and on April 9, 2015, the District Court accordingly entered judgment in favor of Par, finding the patents-in-suit invalid. We will continue to monitor the progress of any appeal of the District Court’s decision, to which judgment we would be subject.

On December 19, 2012, Endo Pharmaceuticals and Grünenthal GmbH filed a lawsuit against us in the U.S. District Court for the Southern District of New York. The complaint alleges infringement of U.S. Patent Nos. 7,851,482; 8,114,383; 8,192,722; 8.309, 060; 8,309,122; and 8,329,216 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of oxymorphone hydrochloride extended release tablets 40 mg. The complaint generally seeks (i) a finding of infringement, validity, and/or enforceability; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. On November 7, 2014,

Endo and Mallinckrodt sued us on the same filing in the U.S. District Court for the District of Delaware, adding U.S. Patent Nos. 8,808,737 and 8,871,779 to the case. On January 15, 2015, the case in the Southern District of New York was dismissed by stipulation. On March 31, 2015, the case in the District of Delaware was dismissed by stipulation.

On January 8, 2013, we were substituted for Actavis as defendant in litigation then pending in the U.S. District Court for the District of Delaware. The action was brought by Novartis against Actavis for filing an ANDA with a Paragraph IV certification seeking FDA approval of rivastigmine transdermal extended release film 4.6 and 9.5 mg/24 hr. We assumed the rights to this ANDA. The complaint alleges infringement of U.S. Patents 5,602,176; 6,316,023; and 6,335,031 and generally seeks (i) a finding of infringement, validity, and/or enforceability; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. On August 22, 2013, Novartis filed an additional complaint in view of our submission of an ANDA supplement containing a Paragraph IV certification adding the 13.3 mg/24 hr. strength. A trial was held August 26-29, 2013, and a second bench trial directed to our non-infringement positions was held on May 1-2, 2014. On June 27, 2014, we filed a declaratory judgment action against Novartis in the same Court regarding all strengths, seeking judgment of non-infringement and invalidity on all asserted patents in view of all strengths embraced by our ANDA. On August 29, 2014, the Court in the first action entered judgment in our favor, finding that we do not infringe the asserted patents. On October 7, 2014, the Court entered judgment in our favor on the declaratory judgment complaint. On October 20, 2014 and October 30, 2014, Novartis filed notices of appeal to the U.S. Court of Appeals for the Federal Circuit from both the original case as well as the complaint initiated on the ANDA supplement. On November 7, 2014, Novartis filed an appeal from the declaratory judgment decision. We intend to defend these actions vigorously.

On February 7, 2013, Sucampo Pharmaceuticals, Takeda Pharmaceuticals, and R-Tech Ueno filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 6,414,016; 7,795,312; 8,026,393; 8,071,613; 8,097,653; and 8,338,639 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of lubiprostone oral capsules 8 mcg and 24 mcg. The complaint generally seeks (i) a finding of infringement; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. On July 3, 2013, an amended complaint was filed, adding U.S. Patent No. 8,389,542 to the case. On October 9, 2014, the parties entered into a settlement agreement resolving the dispute and allowing us to launch our generic lubiprostone product on January 1, 2021, or earlier in certain circumstances. The consent judgment terminating the case was entered December 2, 2014.

On May 15, 2013, Endo Pharmaceuticals filed a lawsuit against us in the U.S. District Court for the Southern District of New York. The complaint alleges infringement of U.S. Patent Nos. 7,851,482; 8,309,122; and 8,329,216 as a result of our November 2012 acquisition from Watson of an ANDA with a Paragraph IV certification seeking FDA approval of non-tamper resistant oxymorphone hydrochloride extended release tablets. The complaint generally seeks (i) a finding of infringement, validity, and/or enforceability; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. On March 20, 2015, the lawsuit was dismissed by stipulation.

On June 21, 2013, we, along with Alkermes Pharma Ireland Limited (Elan), filed a complaint against Breckenridge Pharmaceutical, Inc. in the U.S. District Court for the District of Delaware. In the complaint, we allege infringement of U.S. Patent Nos. 6,592,903 and 7,101,576 because Breckenridge filed an ANDA with a Paragraph IV certification seeking FDA approval of a generic version of Megace® ES. Our complaint seeks (i) a finding of infringement, validity, and/or enforceability; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. A stipulation to stay the proceedings was entered on July 22, 2014. We intend to prosecute this infringement case vigorously.

On September 23, 2013, Forest Labs and Royalty Pharma filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos., 6,602,911; 7,888,342; and 7,994,220 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 12.5, 25, 50, and 100 mg milnacipran HCl oral tablets. The complaint generally seeks (i) a finding of infringement; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. On May 4, 2015, the case was dismissed by stipulation pursuant to a confidentiality settlement agreement.

On August 20, 2013 and April 4, 2014, MonoSol RX and Reckitt Benckiser filed lawsuits against us in the U.S. District Court for the District of Delaware. The complaints allege infringement of U.S. Patent Nos. 8,017,150, 8,475,832 and 8,603,514, because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of EQ 2/0.5, 8/2, 4/1, 12/3 mg base buprenorphine HCl/naloxone HCl sublingual films. The complaints generally seek (i) a finding of infringement; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. On December 31, 2014, the plaintiffs filed a complaint on the same ANDA filing, adding U.S. Patent Nos. 8,900,497 and 8,906,277. We intend to defend these actions vigorously.

On December 27, 2013, Jazz Pharmaceuticals filed a lawsuit against us in the U.S. District Court for the District of New Jersey. The complaint alleges infringement of U.S. Patent Nos. 6,472,431; 6,780,889; 7,262,219; 7,851,506; 8,263,650; 8,324,275; 8,461,203; 7,668,730; 7,765,106; 7,765,107; 7,895,059; 8,457,988; and 8,589,182 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 500mg/ ml sodium oxybate oral solution. On August 15, 2014, October 10, 2014, and January 8, 2015, Jazz filed additional complaints against us in view of the same ANDA filing, adding U.S. Patent Nos. 8,731,963; 8,772,306; and 8,859,619, respectively, to the case. The complaints generally seek (i) a finding of infringement; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend these actions vigorously.

On January 21, 2014, Lyne Laboratories, Fresenius USA Manufacturing and Fresenius Medical Care Holdings filed a lawsuit against us in the U.S. District Court for the District of Massachusetts. The complaint alleges infringement of U.S. Patent Nos. 8,591,938 and 8,592,480 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 169mg/5ml calcium acetate oral solution. The complaint generally seeks (i) a finding of infringement; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. The case has been settled on confidential terms with a stipulation of dismissal, which was entered by the Court on April 29, 2015.

On February 14, 2014 and August 15, 2014, Forest Laboratories, Inc., Forest Laboratories Holdings, Ltd., and Adamas Pharmaceuticals, Inc., filed lawsuits against us and our Anchen subsidiary in the U.S. District Court for the District of Delaware. The complaints allege infringement of U.S. Patent Nos. 8,039,009; 8,168,209; 8,173,708; 8,283,379; 8,329,752; 8,362,085; and 8,598,233 because we submitted ANDAs with Paragraph IV certifications to the FDA for approval of 7, 14, 21, and 28 mg memantine hydrochloride extended release capsules. The complaints generally seek (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. On January 14, 2015, a joint stipulation of dismissal was entered in the case pursuant to a confidential settlement agreement between the parties.

On April 23, 2014, Hyperion Therapeutics filed a lawsuit against us in the U.S. District Court for the Eastern District of Texas. The complaint alleges infringement of U.S. Patent Nos. 8,404,215 and 8,642,012 because we submitted an ANDA with Paragraph IV certifications to the FDA for approval of 1.1 g/ml glyceryl phenylbutyrate oral liquid. The complaint generally seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously. On April 29, 2015, we filed Inter Partes Review petitions seeking institution of a trial on invalidity at the U.S. Patent and Trademark Office for both of the patents asserted in the Texas litigation. We intend to defend and prosecute, as applicable, these actions vigorously.

On June 20, 2014, Otsuka Pharmaceutical Co. filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 5,753,677 and 8,501,730 relating to our Paragraph IV certification accompanying our ANDA for approval of 15 and 30 mg tolvaptan oral tablets. The complaint generally seeks (i) a finding of infringement; and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

On June 30, 2014, AstraZeneca filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent No. 7,951,400 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of eq 2.5 mg and eq 5 mg saxagliptin hydrochloride oral tablets. The complaint generally seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. The case has been settled on confidential terms with a stipulation of dismissal, which was entered by the Court on April 14, 2015.

On July 17, 2014, Glycyx Pharmaceuticals and Salix filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 6,197,341 and 8,497,256 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 1.1 g balsalazide disodium oral tablets. The complaint generally seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. The case has been settled on confidential terms with a stipulation of dismissal, which was entered by the Court on March 30, 2015.

On August 6, 2014, Prometheus Labs filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent No. 6,284,770 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 0.5 and 1.0 mg alosetron hydrochloride tablets. The complaint generally seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. On November 17, 2014, the court stayed our case pending the outcome of the appeal of the first Paragraph IV filer’s victory in the District Court.

On August 19, 2014, Hospira, Inc. filed a declaratory judgment complaint against the FDA in the U.S. District Court for the District of Maryland in view of the FDA’s approval of our ANDA for dexmedetomidine hydrochloride injection, concentrate (100 mcg/ml) vials pursuant to our submission and statement under section viii. On August 20, 2014, we moved to intervene in the case on the side of the FDA. On August 25, 2014, we filed a declaratory judgment complaint against Hospira, Inc. in view of U.S. Patent No. 6,716,867 in the U.S. District Court for the District of New Jersey. On September 5, 2014, the Maryland Court ruled in favor of the FDA, Par and joint intervenor Mylan, Inc. on summary judgment, and Hospira, Inc. and its intervenor/co-complainant Sandoz appealed that judgment to the U.S. Court of Appeals for the Fourth Circuit. On October 29, 2014, all parties stipulated jointly to a dismissal of all of the cases (Maryland, New Jersey, and the Fourth Circuit) pursuant to a confidential settlement agreement.

On October 10, 2014, Novartis Pharmaceuticals Corporation and Novartis AG filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 5,665,772; 6,004,973; and 6,455,518 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 0.25, 0.5, and 0.75 mg everolimus tablets. The complaint generally seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

On November 19, 2014, we filed a declaratory judgment action against GlaxoSmithKline and Aptalis in the U.S. District Court for the Eastern District of Pennsylvania, seeking declaratory judgment of non-infringement and invalidity of U.S. Patent No. 7,919,115 in view of our April 11, 2012 submission of an ANDA with a Paragraph IV certification to the FDA seeking approval for lamotrigine orally disintegrating tablets 25, 50, 100, and 200 mg. On January 30, 2015, the consent judgment was entered.

Under a Development and Supply Agreement between Pharmaceutics International, Inc. (“PII”) and Par Sterile, PII agreed to develop and manufacture, and Par Sterile agreed to market and sell, certain pharmaceutical products, including zoledronic acid, the generic version of Zometa® and Reclast®. Under the Agreement, the parties agreed to share equally all mutually agreed expenses and costs of Paragraph IV proceedings related to the product, including any costs and expenses related to any mutually agreed upon settlement. On February 20, 2013, Novartis Pharmaceuticals Corporation filed a lawsuit against PII, along with several other defendants, in the U.S. District Court for the District of New Jersey, for filing ANDAs with Paragraph IV certifications seeking FDA approval of both zoledronic acid eq 4 mg base/5 ml vials and zoledronic acid eq 5 mg base/100 ml bottles. The complaint alleges, among other things, that the sale of generic versions of Reclast® and Zometa® would infringe one or more of U.S. Patent Nos. 8,324,189; 7,932,241; and 8,052,987 and seeks (i) a finding of infringement, validity, and/or enforceability; (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit; and (iii) damages or other monetary relief in light of commercial manufacture, use, offers to sell, or sale of the ANDA products. On March 1, 2013, the District Court denied Novartis’s request for a temporary restraining order against PII and the other defendants. On March 4, 2013, Par Sterile began distribution of PII’s generic Zometa® product and began distribution of the generic Reclast® product in December 2013. On December 3, 2014, in view of the foregoing, Novartis sued Par Sterile in the same court, seeking (i) a finding of infringement, validity, and/or enforceability; (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit; and (iii) damages or other monetary relief in light of commercial manufacture, use, offers to sell, or sale of the ANDA products. We intend to defend this action vigorously.

On December 18, 2014, and January 23, 2015, Novartis Pharmaceuticals Corporation and Novartis AG filed lawsuits against us in the U.S. District Court for the District of Delaware. The complaints allege infringement of U.S. Patent Nos. 5,665,772; 7,297,703; and 7,741,338 518 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 2.5, 5, 7.5, and 10 mg everolimus tablets. The complaints generally seek (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents- in-suit. We intend to defend these actions vigorously.

On January 16, 2015, Supernus Pharmaceuticals filed a lawsuit against us in the U.S. District Court for the District of New Jersey. The complaint alleges infringement of U.S. Patent Nos. 8,298,576; 8,298,580; 8,663,683; and 8,877,248 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 25, 50, 100, and 200 mg topiramate extended release capsules. The complaint generally seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

On January 21, 2015, Tris Pharma, Inc. filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 8,062,667; 8,287,903; 8,465,765; 8,563,033; and 8,778,390 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 5 mg/ml methylphenidate hydrochloride extended release oral suspension. The complaint generally seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

On February 2, 2015, Cosmo Technologies, Ltd and Santarus, Inc. filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 7,410,651; 7,431,943; 8,293,273; 8,784,888; 8,895,064; and RE43,799 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 9 mg budesonide tablets. The complaint generally seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

On February 20, 2015, Ferring Pharmaceuticals, Inc. and Ferring International Center S.A. filed a lawsuit against us in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 8,450,338 and 8,481,083 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 10/3.5/12 g sodium picosulfate/magnesium oxide/citric acid packets for oral solution. The complaint generally seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

On February 26, 2015, Shire, LLC filed a lawsuit against us in the U.S. District Court for the District of New Jersey. The complaint alleges infringement of U.S. Patent Nos. RE41,148 and RE42,096 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 5, 10, 15, 20, and 25 mg mixed amphetamine salts extended release capsules. The complaint generally seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

On March 6, 2015, BioMarin Pharmaceutical Inc. and Merck & Cie filed a lawsuit against us in the U.S. District Court for the District of New Jersey. The complaint alleges infringement of U.S. Patent Nos. 7,566,462; 7,566,714; 7,612,073; 7,727,987; 8,003,126; 8,067,416; RE43,797; and 8,318,745 because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 100 mg sapropterin dihydrochloride oral tablets. The complaint generally seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

On March 23, 2015, Helsinn Healthcare, Eisai, and Roche Palo Alto LLC filed a lawsuit against us in the U.S. District Court for the District of New Jersey. The complaint alleges infringement of U.S. Patent Nos. 7,947,724; 7,947,725; 7,960,424; 8,598,219; and 8,729,094, because we submitted an ANDA with a Paragraph IV certification to the FDA for approval of 0.25 mg/5 ml (0.05 mg/ml) palonosetron hydrochloride solution (sterile) for injection. The complaint generally seeks (i) a finding of infringement and (ii) a permanent injunction be entered, terminating at the expiration of the patents-in-suit. We intend to defend this action vigorously.

Industry related matters

Beginning in September 2003, we, along with numerous other pharmaceutical companies, have been named as a defendant in actions brought by the Attorneys General of Illinois, Kansas, and Utah, as well as a state law qui tam action brought on behalf of the state of Wisconsin by Peggy Lautenschlager and Bauer & Bach, LLC, alleging generally that the defendants defrauded the state Medicaid systems by purportedly reporting or causing the reporting of AWP and/or “Wholesale Acquisition Costs” that exceeded the actual selling price of the defendants’ prescription drugs. During the year ended December 31, 2013, we recorded $25.7 million as “Settlements and loss contingencies, net” on the consolidated statements of operations as we continued to periodically assess and estimate our remaining potential liability. On January 28, 2014, we settled the claims brought by the State of Kansas for $1.8 million. On February 5, 2014, we settled the claims brought by the State of Utah for $2.1 million. On June 2, 2014, we settled the claims brought by the State of Illinois for $28.5 million, including attorneys’ fees and costs. The amounts provided for 2013 represents the amounts settled, less amounts previously accrued. Other than as described below, all of the above AWP cases against the Company have been concluded.

On February 17, 2014, the Dane County Circuit Court for the State of Wisconsin dismissed the state law qui tam action brought on behalf of the state of Wisconsin by Peggy Lautenschlager and Bauer & Bach, LLC. On June 12, 2014, the Dane County Circuit Court denied the plaintiffs’ renewed motion to amend the complaint and issued a final order of dismissal on the merits, without prejudice. The plaintiffs subsequently appealed the ruling, and on September 22, 2014, the Wisconsin Court of Appeals dismissed the plaintiffs’ appeal. On August 11, 2014, plaintiffs filed a similar AWP qui tam action under seal in the Dane County Circuit Court, and the State of Wisconsin declined to intervene on December 19, 2014. On January 13, 2015, the Dane County Circuit Court unsealed the complaint. The complaint generally seeks (i) a judgment for qui tam plaintiffs; (ii) a declaration that defendants’ actions violated Wis. Stat. § 20.931; (iii) an award of treble damages to the State; (iv) an order that defendants pay civil penalties for statutory violations of not less than $5,000 for each violation; and (v) an award of an appropriate share of the proceeds to qui tam plaintiffs. We intend to vigorously defend this lawsuit.

The Attorneys General of Florida, Indiana and Virginia and the U.S. Office of Personnel Management (the “USOPM”) have issued subpoenas, and the Attorneys General of Michigan, Tennessee, Texas, and Utah have issued civil investigative demands, to us. The demands generally request documents and information pertaining to allegations that certain of our sales and marketing practices caused pharmacies to substitute ranitidine capsules for ranitidine tablets, fluoxetine tablets for fluoxetine capsules, and two 7.5 mg buspirone tablets for one 15 mg buspirone tablet, under circumstances in which some state Medicaid programs at various times reimbursed the new dosage form at a higher rate than the dosage form being substituted. We have provided documents in response to these subpoenas to the respective Attorneys General and the USOPM. The aforementioned subpoenas and civil investigative demands culminated in the federal and state law qui tam action brought on behalf of the United States and several states by Bernard Lisitza. The complaint was unsealed on August 30, 2011. Lisitza’s corrected second amended complaint generally seeks (i) a finding that defendants violated and be enjoined from future violations of the federal False Claims Act and state false claims acts; (ii) treble damages and maximum civil penalties for each violation of the federal False Claims Act and state false claims acts; (iii) an applicable percentage share of the proceeds; and (iv) expenses, fees, and costs. The United States intervened in this action on July 8, 2011 and filed a separate complaint on September 9, 2011, alleging claims for violations of the Federal False Claims Act and common law fraud. The United States’ second corrected complaint generally seeks (i) treble damages and civil penalties for violations under the federal False Claims Act and (ii) compensatory and punitive damages for common law fraud. The states of Michigan and Indiana have also intervened as to claims arising under their respective state false claims acts, common law fraud, and unjust enrichment. Michigan’s complaint generally seeks (i) treble damages and civil penalties and (ii) common law compensatory and punitive damages. Indiana’s amended complaint generally seeks treble damages, costs, and attorney’s fees. We intend to vigorously defend these lawsuits.

Other

On March 19, 2009, we were served with a subpoena by the DOJ requesting documents related to Par Specialty’s marketing of Megace® ES. The subpoena indicated that the DOJ was investigating promotional practices in the sales and marketing of Megace® ES. We cooperated with the DOJ in this inquiry. On March 5, 2013, we entered into a settlement agreement with the DOJ that terminated the DOJ’s investigation. The settlement agreement provided for our payment of $45.0 million (plus interest and fees) and included a plea agreement with the New Jersey Criminal Division of the DOJ in which the Company admitted to a single count of misdemeanor misbranding, a civil settlement with the DOJ, a state settlement encompassing forty-nine states (one state declined to participate due to the small amount of its potential recovery), and a release from each of these entities in favor of the Company related to the practices at issue in the terminated investigation. We accrued for the settlement in the period from January 1, 2012 through September 28, 2012 (Predecessor). The settlement was paid in 2013.

On August 6, 2014, we received a subpoena from the Office of the Attorney General of the State of Connecticut requesting documents related to our agreement with Covis Pharma S.a.r.l. to distribute an authorized generic version of Covis’s Lanoxin® (digoxin) oral tablets. We completed our response on October 28, 2014.

On December 5, 2014, we received a subpoena from the Antitrust Division of the DOJ requesting documents related to communications with competitors regarding our authorized generic version of Covis’s Lanoxin® (digoxin) oral tablets and our generic doxycycline products. We intend to cooperate fully with the Department of Justice’s inquiry.

On February 3, 2015, we received a Civil Investigative Demand from Office of the Attorney General of the State of Alaska instructing production of, among other documents, all production in the on-going lawsuit filed against us in 2009 by the Bureau of Competition for the FTC and currently on remand to the U.S. District Court for the Northern District of Georgia, described above under “Patent related matters.” We intend to comply fully with the Civil Investigative Demand.

On February 9, 2015, we received a Civil Investigative Demand from the FTC instructing production of, among other documents, all documents related to our license agreement and manufacturing and supply agreement with Concordia Pharmaceuticals, Inc. (the “Concordia Agreements”) relating to our sale of clonidine hydrochloride extended release tablets, the generic version of Concordia’s Kapvay® (the “FTC Investigation”). The Company has negotiated a settlement of the FTC Investigation under which it will agree to entry of an FTC order prohibiting the Company from enforcing any provision of the Concordia Agreements that would prevent Concordia from marketing an authorized generic version of Kapvay® and prohibiting any future agreement between a brand-name company and us that would prevent the brand-name company from marketing an authorized generic version of a branded drug during any period of time when there is no patent in effect and listed in FDA’s publication Approved Drug Products with Therapeutic Equivalence Evaluations, also known as the “Orange Book,” covering the branded drug. Under the order, we will be subject to certain antitrust compliance and reporting requirements typical of FTC orders. The settlement and entry of the agreed-upon order are subject to initial acceptance by the FTC, publication of the settlement’s terms and a period of public comment, and the FTC’s final acceptance of the settlement.

We are, from time to time, a party to certain other litigations, including product liability litigations. We believe that these litigations are part of the ordinary course of our business and that their ultimate resolution will not have a material effect on our financial condition, results of operations or liquidity. We intend to defend or, in cases where we are the plaintiff, to prosecute these litigations vigorously.

Note 19—Segment Information:

We operate in two reportable business segments: generic pharmaceuticals (referred to as “Par Pharmaceutical” or “Par”) and branded pharmaceuticals (referred to as “Par Specialty Pharmaceuticals” or “Par Specialty”). Branded products are marketed under brand names through marketing programs that are designed to generate physician and consumer loyalty. Branded products generally are patent protected, which provides a period of market exclusivity during which they are sold with little or no direct competition. Generic pharmaceutical products are the chemical and therapeutic equivalents of corresponding brand drugs. The Drug Price Competition and Patent Term Restoration Act of 1984 provides that generic drugs may enter the market upon the approval of an ANDA and the expiration, invalidation or circumvention of any patents on corresponding brand drugs, or the expiration of any other market exclusivity periods related to the brand drugs. Our chief operating decision maker is our Chief Executive Officer.

Our business segments were determined based on management’s reporting and decision-making requirements in accordance with FASB ASC 280-10 Segment Reporting. We believe that our generic products represent a single operating segment because the demand for these products is mainly driven by consumers seeking a lower cost alternative to branded drugs. Par’s generic drugs are developed using similar methodologies, for the same purpose (e.g., seeking bioequivalence with a branded drug nearing the end of its market exclusivity period for any reason discussed above). Par’s generic products are produced using similar processes and standards mandated by the FDA, and Par’s generic products are sold to similar customers. Based on the similar economic characteristics, production processes and customers of Par’s generic products, management has determined that Par’s generic pharmaceuticals are a single reportable business segment. Our chief operating decision maker does not review the Par (generic) or Par Specialty (brand) segments in any more granularity, such as at the therapeutic or other classes or categories. Certain of our expenses, such as the direct sales force and other sales and marketing expenses and specific research and development expenses, are charged directly to either of the two segments. Other expenses, such as general and administrative expenses and non-specific research and development expenses are allocated between the two segments based on assumptions determined by management.

Our chief operating decision maker does not review our assets, depreciation or amortization by business segment at this time as they are not material to Par Specialty. Therefore, such allocations by segment are not provided.

The financial data for the two business segments are as follows ($ in thousands):

	Three months ended
	March 31, 2015	March 31, 2014
Revenues:
Par Pharmaceutical	$346,629	$273,806
Par Specialty	12,615	15,278

Total revenues	$359,244	$289,084
Gross margin:
Par Pharmaceutical	$136,719	$83,644
Par Specialty	8,354	10,670

Total gross margin	$145,073	$94,314
Operating income (loss):
Par Pharmaceutical	$66,990	$(23,260)
Par Specialty	(5,491)	(10,895)

Total operating income (loss)	$61,499	$(34,155)
Interest income	17	14
Interest expense	(29,511)	(25,467)
Loss on debt extinguishment	—	(3,989)
Provision (benefit) for income taxes	11,720	(24,232)

Net income (loss)	$20,285	$(39,365)

Total revenues of our top selling products were as follows ($ in thousands):

	Three months ended
	March 31, 2015	March 31, 2014
Product
Par Pharmaceutical
Budesonide (Entocort®)	$28,878	$37,349
Vasostrict®	26,823	—
Omega-3 acid ethyl esters (Lovaza®)	23,434	—
Bupropion ER (Wellbutrin®)	21,562	16,342
Amlodipine/Valsartan (Exforge®)	18,762	—
Propafenone (Rythmol SR®)	12,171	21,112
Aplisol®	11,500	4,070
Metoprolol succinate ER (Toprol-XL®)	11,022	14,117
Divalproex (Depakote®)	8,462	20,405
Other	179,038	154,972
Other product related revenues	4,977	5,439

Total Par Pharmaceutical Revenues	$346,629	$273,806

Par Specialty
Megace® ES	$4,986	$8,153
Nascobal® Nasal Spray	6,504	6,325
Other and other product related revenues	1,125	800

Total Par Specialty Revenues	$12,615	$15,278

(1)	The further detailing of revenues of the other approximately 80 generic drugs was not considered significant to the overall disclosure due to the lower volume of revenues associated with each of these generic products. No single product in the other category was significant to total generic revenues for the three-month periods ended March 31, 2015 and 2014.
(2)	Other product related revenues represents licensing and royalty related revenues from profit sharing agreements.

Note 20—Restructuring:

Restructuring initiated in the first quarter of 2014

Subsequent to the Par Sterile Acquisition, we eliminated approximately 25 redundant positions within Par Pharmaceutical and accrued severance and other employee-related costs for those employees affected by the workforce reduction.

($ in thousands) Restructuring activities (Par Sterile)	Initial charge	Additional charge	Cash payments	Reversals, reclass or transfers	Liabilities at March 31, 2015
Severance and employee benefits to be paid in cash	$1,146	$3,527	$(3,610)	$—	$1,063

Total restructuring costs line item	$1,146	$3,527	$(3,610)	$—	$1,063

Restructuring initiated in the fourth quarter of 2014

Due to the change in our product development strategy, we eliminated approximately 36 redundant positions within our Irvine location and accrued severance and other employee-related costs for these employees affected by the workforce reduction. During the three months ended March 31, 2015, we incurred approximately $0.4 million of additional net charges representing employees earning severance through their termination dates net of employees that were subsequently retained with their severance accruals reversed.

($ in thousands) Restructuring activities (Irvine)	Initial charge	Additional charge	Cash payments	Reversals, reclass or transfers	Liabilities at March 31, 2015
Severance and employee benefits to be paid in cash	$740	$523	$(266)	$(160)	$837

Total restructuring costs line item	$740	$523	$(266)	$(160)	$837